UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant  ☑
Filed by a party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CHROMADEX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

ChromaDex Corporation
10900 Wilshire Blvd, Suite 600
Los Angeles, CA 90024
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2023

To the stockholders of ChromaDex Corporation:
Notice is hereby given that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of ChromaDex Corporation, a Delaware corporation (“we,” “us,” “our,” “ChromaDex,” or the “Company”), will be held on June 15, 2023, at 3:00 p.m. Pacific Time at the Company’s office located at 10900 Wilshire Blvd, Suite 600, Los Angeles, CA 90024. You are being asked to vote on the following matters:

Items of Business:		Board Recommendation
1	Election of eight director nominees named in the accompanying proxy statement	FOR each director nominee
2	Ratification of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR
3	Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the accompanying proxy statement	FOR
4	Approval of amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 3.65 million shares of common stock	FOR
5	Approval of amendment to the Company’s certificate of incorporation to authorize the issuance of up to 5 million shares of preferred stock	FOR
We will also address other business that may properly come before the meeting and any postponement(s) or adjournment(s) thereof. The accompanying proxy statement contains additional information and should be carefully reviewed by stockholders.
Pursuant to the bylaws of the Company, the Board of Directors has fixed the close of business on April 18, 2023 as the record date (the “Record Date”) for determination of stockholders entitled to notice and to vote at the Annual Meeting and any adjournment thereof. Holders of the Company’s Common Stock are entitled to vote at the Annual Meeting.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our beneficial owners and stockholders of record who owned our Common Stock at the close of business on the Record Date. We made this proxy statement available to stockholders beginning on April 28, 2023.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Frank L. Jaksch, Jr. Chairman of the Board April 28, 2023

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy card if one is mailed to you, or vote over the telephone at 1-800-652-VOTE (8683) or the internet at www.envisionreports.com/CDXC, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Introduction	1
Questions and Answers About these Proxy Materials and Voting	2

CORPORATE GOVERNANCE
Proposal 1: Election of Directors	7
Director Compensation	11
Information Regarding the Board of Directors and Corporate Governance	13

AUDIT MATTERS
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	19
Report of the Audit Committee	20

COMPENSATION DISCUSSION AND ANALYSIS
Proposal 3: Approval of the Compensation of Named Executive Officers	21
Executive Officers	22
Compensation Discussion and Analysis	22
Report of the Compensation Committee	27
Executive Officers and Management Compensation	28
CEO Pay Ratio	34
Pay Versus Performance	35

STOCK OWNERSHIP INFORMATION
Proposal 4: Approval of Amendment to the Company’s 2017 Equity Incentive Plan to Increase the Shares Available for Issuance By 3.65 Million Shares of Common Stock	38
Proposal 5: Approval of Amendment to the Company’s Certificate of Incorporation to Authorize the Issuance of Preferred Stock	50
Certain Relationships and Related Transactions	53
Security Ownership of Certain Beneficial Owners and Management	55

OTHER MATTERS
Householding of Proxy Materials	57
Other Business	57
-i-

ChromaDex Corporation
10900 Wilshire Blvd, Suite 600
Los Angeles, CA 90024
PROXY STATEMENT
FOR
2023 ANNUAL MEETING OF STOCKHOLDERS
JUNE 15, 2023
INTRODUCTION
The enclosed proxy is solicited by the Board of Directors (“Board of Directors” or “Board”) of ChromaDex Corporation (the “Company”), in connection with the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held on June 15, 2023, at 3:00 p.m. Pacific Time at the Company’s office located at 10900 Wilshire Blvd, Suite 600, Los Angeles, CA 90024.
At the Annual Meeting, you will be asked to consider and vote upon the following matters:
(1)Election of eight director nominees named in this proxy statement (this “Proxy Statement”);
(2)Ratification of selection of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023;
(3)Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement;
(4)Approval of amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 3.65 million shares of common stock; and
(5)Approval of amendment to the Company’s certificate of incorporation to authorize the issuance of up to 5 million shares of preferred stock.
We will also address other business that may properly come before the meeting and any postponement(s) or adjournment(s) thereof. The Board of Directors has fixed the close of business on April 18, 2023 as the record date (the “Record Date”) for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our beneficial owners and stockholders of record who owned our Common Stock at the close of business on April 18, 2023. We made this proxy statement available to stockholders beginning on April 28, 2023. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 15, 2023: THE NOTICE, PROXY STATEMENT, PROXY CARD AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.CHROMADEX.COM, INVESTOR RELATIONS SECTION AND WWW.ENVISIONREPORTS.COM/CDXC.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive in the mail a Notice of Internet Availability of Proxy Materials this year instead of a full set of Proxy Materials?
We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates its election.
We intend to mail the Notice on or about April 29, 2023 to all stockholders of record entitled to vote at the Annual Meeting. We made this proxy statement available to stockholders beginning on April 28, 2023.
How can I attend the Annual Meeting?
The meeting will be held on Thursday, June 15, 2023 at 3:00 p.m. Pacific Time at the Company’s office located at 10900 Wilshire Blvd, Suite 600, Los Angeles, CA 90024. Any inquiries pertaining to attending the Annual Meeting may be submitted to InvestorRelations@ChromaDex.com. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 18, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 74,851,176 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy by following the instructions provided in the Notice. Whether or not you plan to attend the meeting, we urge you to vote by phone or internet using the instructions in the Notice or to fill out and return the enclosed proxy card if you had requested a printed set of proxy materials to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 18, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are five matters scheduled for a vote:
•Election of eight director nominees named in this Proxy Statement;
•Ratification of selection of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023;
•Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement;
•Approval of amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 3.65 million shares of common stock; and
•Approval of amendment to the Company’s certificate of incorporation to authorize the issuance of up to 5 million shares of preferred stock.

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How Do I Vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting depend on whether your shares are registered in your name or held by a bank, broker or other agent.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting or vote by proxy using the proxy card that you may request or that we may elect to deliver at a later time. Alternatively, you may vote by proxy either by telephone or on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote even if you have already voted by proxy.
•To vote in person, come to the Annual Meeting and we will provide you a ballot upon your arrival.
•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 14, 2023 to be counted.
•To vote through the internet, go to www.envisionreports.com/CDXC to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on June 14, 2023 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received information containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1, Proposal 3, Proposal 4 or Proposal 5 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all eight nominees for director, “For” the proposal to ratify the appointment of Marcum LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023, “For” the proposal to approve, on an advisory basis, the executive compensation for our named executive officers, “For” the proposal to amend the Company’s 2017 Equity Incentive Plan to increase the number of authorized shares of common stock and “For” the proposal to amend the Company’s Certificate of Incorporation to authorize 5 million shares of preferred stock. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
The expenses of preparing, assembling, printing and mailing the Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 10900 Wilshire Blvd. Suite 600, Los Angeles, CA 90024.
•You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws (“Bylaws”). Stockholder proposals that are intended to be presented at our 2024 Annual Meeting of Stockholders and to be included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 30, 2023, which is 120 calendar days prior to the anniversary date of the release of this Proxy Statement and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to proposals (including director nominations) not to be included in next year’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, under our Bylaws, the deadline for stockholders to submit business before an annual meeting or nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2024 Annual Meeting of Stockholders, it should be properly submitted to the corporate Secretary no earlier than March 17, 2024 and no later than April 16, 2024. However, in the event that no annual meeting of stockholders was held in the previous year or the annual meeting of stockholders is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the 60th day prior to such annual meeting of stockholders, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the annual meeting of stockholders, if we publicly disclose such date fewer than 70 days prior to the date of such annual meeting. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholders proposals and director nominations.

In addition to satisfying the requirements noted above, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting, the stockholder must provide notice that includes the information required by Rule 14a-19 under the Exchange Act and required by the Company’s Amended and Restated Bylaws, which notice must be properly submitted to, and received by, the Company at our principal executive offices between March 17, 2024 and no later than April 16, 2024.
To be considered for inclusion in the Company’s proxy materials for next year’s annual meeting, your proposal must be submitted in writing to ChromaDex Corporation, Attn: Secretary, at 10900 Wilshire Blvd. Suite 600, Los Angeles, CA 90024. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chair of the 2024 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposal 2, Proposal 3, Proposal 4 and Proposal 5 votes “For” and “Against,” and abstentions. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes with respect to Proposal 2, Proposal 3, Proposal 4 and Proposal 5. Broker non-votes will have no effect on proposals 2, 3, or 4 and will not be counted towards the vote total for these proposals. A broker non-vote will have the same impact as a vote “Against” Proposal 5.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How Many Votes Are Needed for Each Proposal to Pass?

Proposal	Vote Required for Approval	Effect of Abstention	Effect of Broker Non-Vote
Election of eight members to our Board of Directors	Plurality of the votes cast (the eight directors receiving the most “For” votes)	None.	None.
Ratification of the appointment of Marcum LLP as our Independent Registered Public Accounting Firm for fiscal year ending December 31, 2023	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against.	Not applicable(1).
Approval, on an advisory basis, of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against.	None.
Approval of amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 3.65 million shares of common stock	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against.	None.
Approval of amendment to the Company’s certificate of incorporation to authorize the issuance of up to 5 million shares of preferred stock	“For” votes from the holders of a majority of shares outstanding	Against.	Against.
(1)This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.
What Constitutes a Quorum?
To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the Record Date, are represented in person or by proxy. Thus, holders representing at least 37,425,589 votes must be represented in person or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by us are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, our stockholders may adjourn the meeting.
How can I find out the Results of the Voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:
ELECTION OF DIRECTORS
Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the eight individuals listed below to serve as directors. Our nominees include six independent directors, as defined in the rules for companies traded on Nasdaq, one ChromaDex officer, Mr. Robert Fried, who became our Chief Executive Officer in June 2018 and one affiliated director, Mr. Frank Jaksch, who transitioned from Executive Chairman to Chairman of the Board in July 2022. As required under the Nasdaq Stock Market listing standards, Mr. Frank Jaksch, Jr., will not be considered an independent board member for at least three years after his transition from his executive role.

Board Changes Since the 2022 Annual Meeting

Hamed Shahbazi was appointed to the Board in August 2022, was recommended to the Board of Directors by the Nominating and Corporate Governance Committee.

Current Nominees and Election Information

Each of our director nominees currently serves on the Board and was elected to a one-year term at the 2022 Annual Stockholders’ Meeting, except for Mr. Shahbazi who was appointed to the Board in August 2022. Each director to be elected at the Annual Meeting will serve until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until such director’s death, resignation or removal. Although it is not contemplated that any nominee will decline or be unable to serve as a director, in such event, proxies will be voted by the proxy holder for such other persons as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Election of a director to the Board of Directors requires a plurality of the votes cast at the Annual Meeting.
For each of the eight director nominees standing for election, the following pages set forth certain biographical information, including age as of the Record Date, a description of their principal occupation, business experience, and the primary qualifications, attributes and skills that the Nominating and Corporate Governance Committee considered in recommending each of them as director nominees, as well as the Board committees on which each director nominee will serve as of the 2023 Annual Stockholders’ Meeting.
Nominees for Election to Board of Directors

Nominee	Age	Director Since
Frank Jaksch, Jr.	54	2000
Robert Fried	63	2015
Steven Rubin	62	2017
Wendy Yu	47	2017
Gary Ng	51	2021
Kristin Patrick	52	2022
Ann Cohen	62	2022
Hamed Shahbazi	48	2022

Frank L. Jaksch, Jr., 54, is a Co-Founder of the Company and has served as a member of the Board since February 2000. Mr. Jaksch served as Co-Chairman of the Board from February 2000 to May 2010, as Chief Executive Officer from February 2000 to June 2018 and as Chairman of the Board from May 2010 to October 2011. In June 2018, Mr. Jaksch transitioned from Chief Executive Officer to Executive Chairman of the Board. In July 2022, Mr. Jaksch transitioned from his executive position and became Chairman of the Board. During his time as Executive Chairman, Mr. Jaksch oversaw research, strategy and operations for the Company with a focus on scientific and novel products for global markets. Currently, Mr. Jaksch serves as a director and Chief Executive Officer of Ayana Bio, a biotechnology company that produces plant and fungal bioactive ingredients for health and wellness, which he was appointed to in July 2022. Mr. Jaksch also currently serves as a director for Metadeq, a global NASH and metabolic diseases diagnostics company, which he was appointed to in January 2020. From 1993 to 1999, Mr. Jaksch served as International Subsidiaries Manager of Phenomenex, a life science supply company where he managed the international subsidiary and international business development divisions. Mr. Jaksch earned a B.S. degree in Chemistry and Biology from Valparaiso University. The Nominating and Corporate Governance Committee believes that Mr. Jaksch’s years of experience working in chemistry-related industries, his extensive sales and marketing background, and his knowledge of international business bring an understanding of the industries in which the Company operates as well as scientific expertise to the Board.

Robert Fried, 63, became Chief Executive Officer in June of 2018. He has served as a director of the Company since July 2015, President and Chief Operating Officer from January to June 2018 and President and Chief Strategy Officer from March 2017 to January 2018. Mr. Fried also served as a member of the Nominating and Corporate Governance Committee from July 2015 to March 2017. Mr. Fried has served as Chairman of the Board of Directors of Tiger Media, Inc., which is now known as Fluent, Inc. (NASDAQ: FLNT), an information solutions provider focused on data-driven digital marketing services, from 2011 until June 2015. From 2007 to 2017, Mr. Fried was the founder and Chief Executive Officer of Spiritclips LLC, now called Hallmark Movies Now, a subscription streaming video service, which was acquired by Hallmark Cards Inc. in 2012. Mr. Fried is an Academy Award winning motion picture producer whose credits include Rudy, Collateral, Boondock Saints, So I Married an Axe Murderer, Godzilla, and numerous others. From December 1994 until June 1996, he was President and Chief Executive Officer of Savoy Pictures, a unit of Savoy Pictures Entertainment, Inc. Mr. Fried has also held several executive positions including Executive Vice President in charge of Production for Columbia Pictures, Director of Film Finance and Special Projects for Columbia Pictures, and Director of Business Development at Twentieth Century Fox. Mr. Fried holds an M.S. from Cornell University and an M.B.A. from the Columbia University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Mr. Fried’s past experience as Chairman of the Board of Directors of another public company brings financial expertise and industry knowledge to the Board and his role as Chief Executive Officer provides important insight into the strategic operations of the Company.

Steven D. Rubin, 62, has been a director of the Company since March 2017 and is a member of the Audit Committee and the Chair of the Compensation Committee. In June 2022, the Board of Directors appointed Mr. Rubin as Lead Independent Director of the Board of Directors. Mr. Rubin currently serves as OPKO Health, Inc.’s (NASDAQ: OPK) Executive Vice President – Administration since May 2007 and as a director since February 2007. He has extensive experience as a practicing lawyer, and as general counsel and board member to multiple public companies. Mr. Rubin currently serves on the board of directors of the following companies: Cocrystal Pharma, Inc. (NASDAQ:COCP), a biotechnology company developing new treatments for viral diseases; Eloxx Pharmaceuticals (NASDAQ: ELOX), a biotechnology company engaged in ribosomal RNAtargeted genetic therapies for rare diseases; and Red Violet, Inc., (NASDAQ: RDVT) a leading analytics and information solutions provider. Mr. Rubin previously served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Mr. Rubin previously served as a director of the following companies: Neovasc, Inc. (NASDAQ:NVCN), a company developing and marketing medical specialty vascular devices; Non Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical device company; Castle Brands, Inc. (NYSE:ROX), a developer and marketer of premium brand spirits; Kidville, Inc. (OTCBB:KVIL), an operator of large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds; VBI Vaccines Inc. (NASDAQ CM: VBIV), a commercial-stage biopharmaceutical company developing a next generation of vaccines; Dreams, Inc. (NYSE MKT: DRJ), a vertically integrated sports licensing and products company; Safestitch Medical, Inc. prior to its merger with TransEnterix, Inc.; and, PROLOR Biotech, Inc.; and Cognit, Inc. (NASDAQ:COGT), a data and analytics company providing cloud-based mission-critical information and perfonnance marketing solutions. Mr. Rubin holds a B.A. degree from Tulane University and a Juris Doctor from University of Florida. The Nominating and Corporate Governance Committee believes that Mr. Rubin’s past experience as general counsel and board member of multiple public companies bring financial expertise, industry knowledge, and a background working with public marketplaces to the Board.

Wendy Yu, 47, has been a director of the Company since August 2017 and a member of the Nominating and Corporate Governance Committee since March 2018. Since 2012, Ms. Yu has served as the Chief Digital Officer of Horizons Digital Group Limited (affiliate of Horizons Ventures Limited, a Hong Kong based investment firm), overseeing the Asia expansion of Horizons’ portfolio companies and directing public relations, communications, marketing and events. Ms. Yu graduated from University of Toronto, majoring in Commerce and Psychology. Ms. Yu serves as the director nominated by Pioneer Step Holdings Limited pursuant to rights granted to Pioneer Step Holdings Limited pursuant to that certain Securities Purchase Agreement, dated April 26, 2017, by and among the Company and the certain purchasers named therein (the “April 2017 Purchase Agreement”). The Nominating and Corporate Governance Committee believes that Ms. Yu’s experience in management, marketing and communications bring valuable expertise to the Board.

Gary Ng, 51, has been a director of the Company and a member of the Compensation Committee since December 2021. Mr. Ng is presently Project Director at Horizon Ventures Limited, a position he has held since March 2021. Mr. Ng currently serves on the board of directors of the following companies: Hydration Labs, Inc., a company that manufactures and markets water coolers and does business as Bevi; Voyage Foods, Inc., a food technology company that creates sustainable versions of food and drinks; and Ava Food Labs, Inc., provides alcoholic beverages and does business as Endless West. Previously, Mr. Ng served as a non-executive director and consultant at Typhoon Group Holdings, Limited from March 2019 and before that he served for approximately 12 years in various positions, including as Managing Director, across different business units within A.S. Watson Group, including Fortress, Watson’s the Chemist and ParknShop. Prior to joining A.S. Watson Group Mr. Ng also held manager positions at Espirit and Marks & Spencer in Hong Kong. Mr. Ng has broad experience in the retail industry, including in apparel, electrical appliances, health and beauty and food and has worked within retail chains as well as suppliers. Mr. Ng holds an M.B.A. and B.A. degree from The Chinese University of Hong Kong. Mr. Ng serves as the director nominated by Champion River Ventures Limited (“Champion River”) pursuant to rights granted to Champion River pursuant to the April 2017 Purchase Agreement. The Nominating and Corporate Governance Committee believes that Mr. Ng’s broad experience in the retail industry brings valuable insight as the Company focuses on its strategy for the Company’s consumer product.

Kristin Patrick, 52, has been a director of the Company since April 2022 and serves as the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Ms. Patrick currently serves as Executive Vice President and Chief Marketing Officer of Claires, Inc, a position she has held since March 2021 and serves as an independent director for Super League Gaming, Inc. (NASDAQ: SLGG), which she was appointed to in November 2018. Previously, Ms. Patrick served as Global Chief Marketing Officer of brand Pepsi at Pepsico, Inc., a position she held from June 2013 to January 2019. Prior to her time with Pepsico, Inc., Ms. Patrick served as Chief Marketing Officer of Playboy Enterprises, Inc. from October 2011 to June 2013, and as Executive Vice President of Marketing Strategy for William Morris Endeavor from January 2010 to October 2011. Ms. Patrick also held senior marketing positions at Liz Claiborne's Lucky Brand, Walt Disney Company, Calvin Klein, Revlon and NBC Universal and Gap, Inc. A Brandweek "Next Gen Marketer" and Reggie Award recipient, Ms. Patrick received her B.A. from Emerson College and attended Southwestern University. The Nominating and Corporate Governance Committee believes that Ms. Patrick’s experience in consumer marketing will assist the Board and management with initiating marketing programs to enable us to meet our short-term and long-term growth objectives.

Ann Cohen, 62, has been a director of the Company since April 2022 and serves as the Chair of the Audit Committee and a member of the Compensation Committee. Ms. Cohen currently serves as Executive Vice President and the Chief Financial Officer of The Institute of Internal Auditors (The IIA), an international professional association, overseeing all financial, risk management, and information technology. Prior to joining The IIA, Ms. Cohen served in senior financial leadership roles for both public and private companies including Taylor Morrison Homes (formerly Taylor Woodrow), a $2.5 billion international residential home builder and mixed-use property developer, Starwood Vacation Ownership, a $600 million international division of Starwood Hotels and Resorts, a NYSE traded company which was acquired by Marriott International in 2016, and Sunterra Corporation, a $450 million NYSE traded international vacation ownership company. In her career, Ms. Cohen has overseen financial reporting under Generally Accepted Accounting Principles (GAAP) and International Financial Reporting Standards (IFRS), business planning and analysis, financial and operational strategies, human resources, information technology, enterprise risk management, the acquisition and disposition of projects, and regulatory reporting including SEC reporting. Ms. Cohen has also worked closely with various public accounting firms and audit committees. Ms. Cohen began her accounting career as an auditor with PricewaterhouseCoopers. Ms. Cohen is a Certified Public Accountant (Florida) and a Certified Global Management Accountant. She holds a M.S.F. from Florida International University and a B.S in Accounting from the University of Florida. The Nominating and Corporate Governance Committee believes that Ms. Cohen’s current role as Chief Financial Officer of The IIA and extensive financial leadership experience at both private and public companies provides her with valuable financial understanding.

Hamed Shahbazi, 48, has been a director of the Company and a member of the Nominating and Corporate Governance Committee since August 2022. Mr. Shahbazi has over 20 years of experience as a technology focused operator. He is the founder and current Chief Executive Officer and Chairman of WELL Health Technologies Corp., a member of the S&P/TSX Composite Index valued at more than $1.0 billion in enterprise value. WELL is focused on consolidating and modernizing primary healthcare facilities and practices, currently operating Canada's largest network of outpatient clinics with total staff of approximately 2,700 team members delivering millions of patient visits per year. He also currently serves as a director on the board of BBTV Holdings Ltd. (TSE:BBTV), a media-tech company which he was appointed to in October 2020. From October 2018 to November 2022, Mr. Shahbazi served as a director on the board of HIRE Technologies Corp. (TSXV:HIRE), a public consolidation company and from Ocotber 2018 to January 2021 he served on the board of Tantalus Systems Holding, Inc. a company specialized in smart grid technology in North America and the Caribbean Basin. Mr. Shahbazi is the owner and current President of Impactreneur Capital Corp. which has more than a dozen investments in leading digital content, ehealth, insuretech and other technology inspired companies. Prior to WELL and Impactreneur, Mr. Shahbazi founded TIO Networks (TSXV:TNC) in 1997, a kiosk solution provider which he transitioned into a multi-channel payment solution provider, specializing in bill payment and other financial services. In July of 2017, TIO Networks was acquired by PayPal (NASDAQ:PYPL) for CAD$304 million. Mr. Shahbazi received his B.S. in civil engineering from the University of British Columbia. Over his career, Mr. Shahbazi has gained extensive experience in strategic mergers, acquisitions, and divestitures, both as an operator and board member with more than 50 successful transactions. The Nominating and Corporate Governance Committee believes that Mr. Shahbazi’s current and past experience as an executive leader and founder of multiple companies brings operational and technological expertise to the Board. In addition, Mr. Shahbazi’s experience in the area of corporate governance and public company financial reporting through his multiple board memberships of public companies is especially valuable to the Board in his capacity as a member of Nominating and Corporate Governance Committee.
Board Diversity

The Board Diversity Matrix below provides certain self-identified information regarding the composition of our Board. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f) and related instructions. The Board Diversity Matrix is provided as of the Record Date.

Board Diversity Matrix (As of April 18, 2023)
Total Number of Directors	8
Gender Diversity	Female	Male
Directors	3	5
Demographic Background
Asian	1	1
White	2	4
Two or more races or ethnicities	—	—
Prefer not to disclose demographic background	—	—
Supplemental Self-Identification
Middle Eastern	—	1
For more information on how the Nominating and Corporate Governance Committee considers diversity, refer to “Information Regarding the Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee—Director Nomination Process.”

VOTE REQUIRED

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the eight nominees receiving the highest number of affirmative votes will be elected. There is no cumulative voting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

☑	Recommendation of the Board
The Board recommends that you vote “FOR” the election of each of the nominees above.

2022 Director Compensation
The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity. The Compensation Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our non-employee directors. The Nominating and Corporate Governance Committee assists the Compensation Committee in determining director compensation and recommending changes to the Board. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation. Robert Fried, our Chief Executive Officer, received his annual salary which is disclosed in our Executive Officers and Management Compensation section and no additional compensation was paid for serving on the board. Frank Jaksch, Jr., served as Executive Chairman through June 2022 and transitioned to Chairman in July 2022 at which time he began receiving compensation in his capacity as a non-employee director. Compensation paid to Mr. Jaksch for the full year 2022 is disclosed in our Executive Officers and Management Compensation section. The 2022 annual compensation for non-employee directors consisted of the following elements:

Board Fees
Cash Retainer (1)	$40,000
Annual option grant (2)	20,000 shares
Initial election option grant (3)	40,000 shares
Committee Fees
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$10,000
Non-chair Audit Committee member	$10,000
Non-chair Compensation Committee member	$7,500
Non-chair Nominating and Corporate Governance Committee member	$5,000
(1)An additional annual retainer of $30,000 is paid for serving as Chairman of the Board or Lead Independent Director.
(2)On the date of each annual meeting, each person who continues to serve as a non-employee director will receive an annual grant which will vest over a one year period, subject to the director’s continuing service on our Board, and will have an exercise price per share equal to the fair market value of our common stock on the date of grant.
(3)Each initial grant for a non-employee director will vest over a three year period, subject to the director’s continuing service on our Board, and will have an exercise price per share equal to the fair market value of our common stock on the date of grant.
Director Compensation For Fiscal Year 2022 Table
The following table details the compensation of ChromaDex’s non-employee directors for the 2022 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards($) (1)	All Other Compensation ($)	Total ($)
Stephen Block (2)	29,972	—	—	29,972
Kurt Gustafson (2)	44,958	—	—	44,958
Jeff Baxter (3)	14,361	—	—	14,361
Steven Rubin	76,042	21,583	—	97,625
Wendy Yu	45,000	21,583	—	66,583
Caroline Levy (4)	15,431	—	—	15,431
Gary Ng	47,500	21,583	—	69,083
Ann Cohen (5)	44,896	79,776	—	124,672
Kristin Patrick (5)	40,000	79,776	—	119,776
Hamed Shahbazi (6)	17,661	54,086	—	71,747

(1)This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2022 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. For a description of certain assumptions in the calculation of the fair value of the Company’s stock options, see Note 11 of the ChromaDex Corporation consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022. The table below outlines the details of the stock options which were granted to directors during the 2022 fiscal year.

Grant Date	Options Granted to Each Recipient	Exercise Price	Vesting Terms	Recipients
04/15/2022	40,000	$2.14	Three-year period beginning on the first anniversary of the grant date.	Mses. Cohen and Patrick
6/16/2022	20,000	$1.64	One-year period with 100% vest on the first anniversary of the grant date.	Messrs. Rubin and Ng and Mses. Yu, Cohen and Patrick
08/09/2022	40,000	$1.92	Three-year period beginning on the first anniversary of the grant date.	Mr. Shahbazi

The table below outlines the aggregate number of stock awards and option awards outstanding as of December 31, 2022 for each of ChromaDex’s non-employee directors.

Name	Stock Awards Outstanding	Option Awards Outstanding
Steven Rubin	—	160,000
Wendy Yu	—	140,000
Gary Ng	—	60,000
Ann Cohen	—	60,000
Kristin Patrick	—	60,000
Hamed Shahbazi	—	40,000
(2)The terms of Messrs. Block and Gustafson expired at the 2022 Annual Meeting in June 2022 as they each did not run for reelection.
(3)Mr. Baxter resigned from the Board in April 2022.
(4)Ms. Levy resigned from the Board in April 2022.
(5)Mses. Cohen and Patrick were each appointed to the Board in April 2022.
(6)Mr. Shahbazi was appointed to the Board in August 2022.
Family Relationships
There are no family relationships between any of our directors and executive officers.
Involvement in Certain Legal Proceedings
During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
The Board has established a corporate Code of Business Conduct and Ethics (the “Code” or “Code of Conduct”) that applies to all officers, directors and employees and which is intended to qualify as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. The Code of Conduct is available on the Investor Relations section of the Company’s website at www.ChromaDex.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website in lieu of filing such waiver or amendment in a Current Report on Form 8-K.

Corporate Governance Guidelines

Our Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection including diversity, board meetings, and involvement of senior management, performance evaluation of the Chief Executive Officer and succession planning, and board committees and compensation.

Public Availability of Corporate Governance Documents
Our key corporate governance documents, including our Code of Conduct, Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are:
•available on the Investor Relations section of our corporate website at www.ChromaDex.com; and
•available in print to any stockholder who requests them from our corporate secretary.
Stockholder Communication

Any stockholder may communicate with the entire Board of Directors or any individual director (addressed to “Board of Directors” or to a named director) in writing to c/o ChromaDex Corporation, ATTN: Secretary, 10900 Wilshire Blvd. Suite 600, Los Angeles, CA 90024 or through email to CorporateSecretary@ChromaDex.com. Any such communication must state (i) the number of shares of common stock beneficially owned by the stockholder making the communication, (ii) any special interest, meaning an interest not in the capacity as a stockholder of the Company, of the person in the subject matter of the communication, and (iii), the address, telephone number and e-mail address, if any, of the person submitting the communication. The Corporate Secretary of the Company will forward such communication to the Lead Independent Director of the Board of Directors. The Board has instructed the Lead Independent Director to examine incoming communications and forward communications he or she deems relevant to the Board’s roles and responsibilities to the Board or individual Board members as appropriate. The Board has requested of the Corporate Secretary that certain types of communications not be forwarded to the Lead Independent Director, and redirected if appropriate, using his or her discretion (in consultation with the Lead Independent Director as necessary) to determine whether they fall into any of the following categories: spam, business solicitations or advertisements, resumes or employment inquiries, communications regarding individual or personal grievances or interests, or other matters, that would not reasonably be of concern to security holders or other constituencies of the Company generally, communications that advocate the Company’s engaging in illegal activities, product complaints or inquiries, surveys, or any unduly hostile, threatening or similarly inappropriate communications, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

Director Attendance
The Board held five meetings during 2022. Each director attended at least 75% of Board meetings and meetings of the committees on which he or she served during the portion of the last fiscal year for which he or she was a director or committee member.
Directors are encouraged to attend the annual meeting of stockholders. Five current directors attended the Company’s most recent annual meeting of stockholders held on June 16, 2022.

Board and Committee Self-Evaluations

The Nominating and Corporate Governance Committee oversees a self-evaluation of the Board to determine whether the Board and its committees are functioning effectively. As appropriate, the Nominating and Corporate Governance Committee will make recommendations to the Board for areas of improvement. The self-evaluation includes evaluation of (a) the Board’s and each committee’s contribution as a whole and effectiveness in serving the best interests of the Company and its stockholders, (b) specific areas in which the Board and management believe that the performance of the Board and its committees could be improved, and (c) overall Board composition and makeup. The factors to be considered shall include whether the directors can and do provide the integrity, experience, judgment, commitment, skills, diversity, and expertise appropriate for the Company. The Nominating and Corporate Governance Committee will also consider the independence of directors and the requirements imposed by applicable law and Nasdaq listing requirements.
Board Leadership Structure and Risk Oversight
The leadership of the Board of Directors is currently structured so that it is led by Co-Founder and Chairman of the Board, Frank Jaksch, Jr., who has authority, among other things, to call and preside over meetings of the Board of Directors, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Mr. Jaksch previously served as Executive Chairman which he resigned from effective June 30, 2022 and transitioned to the role of Chairman effective July 1, 2022. As required under the Nasdaq Stock Market listing standards, Mr. Jaksch will not be considered an independent board member for at least three years after his transition. Steven Rubin currently serves as Lead Independent Director.
The Board of Directors has determined that the leadership structure, in which there is an affiliated Chairman and an independent director acting as Lead Independent Director, ensures that the appropriate level of oversight, independence, and responsibility is applied to all Board decisions, including risk oversight, and is in the best interests of the Company and those of the Company’s stockholders. The Lead Independent Director serves as the liaison between the affiliated Chairman and the independent directors and his responsibilities, among other things, include facilitating communication with the Board and presiding over regularly conducted executive sessions of the independent directors and establishing the agenda for meetings of the independent directors. The Board of Directors believes that its strong corporate governance policies and practices, including the substantial percentage of independent directors on the Board of Directors, and the robust duties that will be delegated to the Lead Independent Director, empower the Board of Directors to effectively oversee the Company’s Chief Executive Officer and affiliated Chairman and provide an effective and appropriately balanced Board of Directors governance structure.
Our Board of Directors oversees our risk management processes. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board has overall responsibility for evaluating key business risks faced by the Company, including but not limited to privacy, technology, information security (including cyber security and back-up of information systems), competition, and regulation. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. Management furnishes information regarding risk to the Board of Directors as requested. The Audit Committee discusses risk management with the Company’s management and independent public accountants as set forth in the Audit Committee’s charter. The Compensation Committee reviews the compensation programs of the Company to make sure economic incentives are tied to the long-term interests of the stockholders. The Company believes that innovation and the building of long-term stockholder value are impossible without taking risks. We recognize that imprudent acceptance of risk and the failure to identify risks could be a detriment to stockholder value. The executive officers of the Company are responsible for assessing these risks on a day-to-day basis and for how to best identify, manage and mitigate significant risks that the Company may face.

Director Independence
As required under the Nasdaq Stock Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that Steven Rubin, Wendy Yu, Gary Ng, Kristin Patrick, Ann Cohen and Hamed Shahbazi are independent directors within the meaning of the applicable Nasdaq listing standards. Robert Fried does not meet the independence standards because of his employment with the Company and Frank L. Jaksch, Jr. will not be considered an independent board member for at least three years after his transition from his role as Executive Chairman effective June 30, 2022. Jeff Baxter, Stephen Block, Kurt Gustafson and Caroline Levy who served as directors during the year ended December 31, 2022 were also independent directors within the meaning of the applicable Nasdaq listing standards

Board Committees
The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Other committees may be established by the Board from time to time. The following table provides membership of the Board committees as of the Record Date and meeting information for the fiscal year ended December 31, 2022 for each of our Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Ann Cohen v(1)	C	√
Kristin Patrick (1)	√		C
Hamed Shahbazi (2)			√
Gary Ng		√
Steven Rubin vt	√	C
Wendy Yu			√
Total Meetings During Fiscal Year 2022	7	5	3
C - Committee Chairperson | √ - Member | ♦ - Lead Independent Director | v - Financial Expert
(1)Mses. Cohen and Patrick were each appointed to the Board and their respective committees in April 2022.
(2)Mr. Shahbazi was appointed to the Board and his respective committee in August 2022.

The following is a description of each of the committees and their current composition as of the Record Date. The Board has adopted a written charter for each of the respective committees. These committee charters are made available to stockholders on the Investor Relations section of the Company’s website at www.ChromaDex.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2022.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:
•evaluation of the performance and assessment of the qualifications of the independent auditors;
•determination and approval of the engagement of the independent auditors;
•determination as to whether or not to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;
•review and approval of the retention of the independent auditors to perform any proposed permissible non-audit services;
•monitoring the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;
•review and approval or rejection of transactions between the Company and any related persons;
•conference with management and the independent auditors regarding the effectiveness of internal control over financial reporting;
•establishment of procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
•review of the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Audit Committee currently consists of three directors: Ann Cohen (chair), Steven Rubin and Kristin Patrick. The Audit Committee met seven times during the last fiscal year. The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act). The Board of Directors has also determined that each of Ms. Cohen and Mr. Rubin qualify as an “audit committee financial expert,” as defined in applicable SEC rules.

Compensation Committee
Our Compensation Committee currently consists of three directors: Steven Rubin (chair), Gary Ng and Ann Cohen. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met five times during fiscal year 2022.
The Compensation Committee acts on behalf of the Board to review, modify (as needed) and approve the Company’s compensation strategy, policies, plans and programs. For this purpose, the Compensation Committee performs several functions, including, among other things:
•establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and evaluation of performance in light of these stated objectives;
•review and approval (or recommend to the Board of Directors for approval) of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer, other executive officers and non-employee directors; and
•administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.
If applicable, the Compensation Committee will review with management the Company’s Compensation Discussion and Analysis and will consider whether to recommend that it be included in proxy statements and other filings.

Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Exequity LLP (“Exequity”) as compensation consultants. The Compensation Committee requested that Exequity assist with executive compensation benchmarking, market trend analyses and executive payment proposal and program designs among other technical assessments.
The Compensation Committee conducts a thorough risk assessment of the Company’s compensation practices to analyze whether they encourage employees to take excessive or inappropriate risks. After completing the review, the Compensation Committee has concluded that the Company’s compensation programs are, on balance, consistent with market practices and do not present material risks to the Company.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee are an officer or employee of the Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee currently consists of three directors: Kristen Patrick (chair), Wendy Yu, and Hamed Shahbazi. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during the last fiscal year.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board of Directors, reviewing and evaluating incumbent directors, selecting or recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, assessing the performance of the Board of Directors, overseeing the Company’s environmental, social and governance activities and developing a set of corporate governance principles for the Company.
The Board believes that candidates for director nominees should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. In considering candidates recommended by the Nominating and Corporate Governance Committee, the Board also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, experience as a board member or executive officer of another publicly held company, having a diverse personal background, perspective and experience and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Board typically considers diversity (including diversity of gender, race, and country of origin), age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote which we expect will typically be recommended to the full Board.

Stockholder Recommendations and Nominees
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: ChromaDex Corporation, Attn: Secretary, at 10900 Wilshire Blvd. Suite 600, Los Angeles, CA 90024, no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the name and address of the Company stockholder on whose behalf the submission is made; the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Marcum LLP (“Marcum”), to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and our Board of Directors has further directed that management submit the selection of its independent registered public accountant firm for ratification by the stockholders at the Annual Meeting. Marcum has audited the Company’s financial statements since 2013. Representatives of Marcum are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders’ questions at that time.
Stockholder ratification of the selection of Marcum as the Company’s independent registered public accountants is not required by Delaware law, the Company’s certificate of incorporation, or the Company’s bylaws. However, the Audit Committee is submitting the selection of Marcum to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Marcum. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. We do not anticipate any broker non-votes with respect to this Proposal 2.
Audit Fees
The following table sets forth aggregate fees billed to us by Marcum, our independent registered public accounting firm during the fiscal years ended December 31, 2022 and 2021.

Year Ended
Marcum, LLP	December 31, 2022	December 31, 2021
Audit Fees (1)	$431,555	$387,800
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
(1) Audit fees consist of fees billed for professional services rendered by Marcum in connection with the audit of the Company’s annual financial statements and the review of our quarterly financial statements, review of our registration statements and related services that are normally provided in connection with statutory and regulatory filings or engagements.
All fees described above were pre-approved by the Audit Committee. In connection with the audit of the financial statements for the fiscal year ended December 31, 2022, the Company entered into an engagement agreement with Marcum that sets forth the terms by which Marcum will perform audit services for the Company.
Policy for Pre-Approval of Independent Auditor Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Marcum. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

☑	Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the ratification of the selection of Marcum as our independent registered public accounting firm for fiscal year 2023.

Report of the Audit Committee
This report of the audit committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022, with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Submitted by:
The Audit Committee of
The Board of Directors
•Ann Cohen, Chair
•Steven Rubin
•Kristen Patrick

PROPOSAL 3:
ADVISORY VOTE ON NAMED EXECUTIVE OFFICERS COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act entitle the Company’s stockholders to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (including the compensation tables, the narrative disclosures that accompany the compensation tables and any related material disclosed) pursuant to the compensation and disclosure rules of the SEC. At the Company’s 2021 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” each year. The Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, the Company is therefore asking the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
The Company’s named executive compensation programs are intended to (1) motivate and retain named executive officers, (2) reward the achievement the Company’s short-term and long-term performance goals, (3) establish an appropriate relationship between executive pay and short-term and long-term performance and (4) align named executive officers’ interests with those of the Company’s stockholders. Under these programs, the Company’s named executive officers are rewarded for the achievement of specific financial operating goals established by the Compensation Committee and the realization of increased stockholder value. Please read the section herein entitled “Compensation Discussion and Analysis” for additional details about the Company’s named executive officer compensation programs, including information about the fiscal year 2022 compensation of the Company’s named executive officers.
The Compensation Committee continually reviews the compensation programs for the Company’s named executive officers to ensure they achieve the desired goals of aligning the Company’s named executive compensation structure with the Company’s stockholders’ interests and current market practices.
The Company is asking its stockholders to indicate their support for the Company’s named executive officer compensation as disclosed in this Proxy Statement, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the Company’s executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers described in this Proxy Statement.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Company’s Board of Directors. The Company’s Board of Directors and Compensation Committee value the opinions of the Company’s stockholders and will consider its concerns and evaluate whether any actions are necessary to address those concerns. Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives the next scheduled say-on-pay vote will be at the 2024 Annual Meeting of Stockholders.

☑	Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the approval of the compensation of the Company’s named executive officers on an advisory basis, pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement.

EXECUTIVE OFFICERS
Executive Officers
The names of our executive officers and their ages, positions, and biographies as of the Record Date are set forth below. Robert Fried’s background is discussed under the section Nominees for Election to Board of Directors.

Name	Age	Position
Robert Fried	63	Chief Executive Officer and Director
Brianna Gerber	42	Chief Financial Officer
Brianna Gerber, 42 has served as the Chief Financial Officer at ChromaDex since January 2023. Ms. Gerber has over 20 years of diverse experience in investment management and finance, including strategic finance, operational efficiency programs, and capital market transactions. Ms. Gerber previously served as the Senior Vice President of Finance / Interim CFO of ChromaDex from August 2022 to December 2022, the Vice President of Finance and Investor Relations from September 2019 to July 2022, and the Senior Director of Finance and Investor Relations from September 2018 to August 2019. Prior to that, Ms. Gerber served in multiple leadership roles at Mattel in Corporate Financial Planning and Investor Relations. Before joining Mattel, Ms. Gerber spent 11 years at the Capital Group Companies, one of the largest active asset managers in the world, where she was an Equity Research Associate for eight years, conducting in-depth fundamental analysis across multiple industries to support investment recommendations. Ms. Gerber received her B.S. in Business Administration with a dual emphasis in Corporate Finance and Entrepreneurship from the University of Southern California. She is a Chartered Financial Analyst (CFA) and a member of the CFA Society of Los Angeles. She was previously a member of the Women’s Executive Leadership Advisory Board.
COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis of compensation arrangements of our named executive officers for fiscal year 2022 addresses our philosophy, programs and processes related to the compensation paid or awarded for fiscal year 2022 to our named executive officers listed in the Summary Compensation Table that follows this discussion. The compensation and award tables following this discussion are not incorporated into this discussion and analysis nor covered by the Compensation Committee Report.
General Philosophy
Our overall compensation philosophy is to provide an executive compensation package that enables us to attract, retain and motivate executive officers to achieve our near-term and long-term business objectives. We also believe that a significant portion of the executive officer's total compensation should be at risk and dependent upon the achievement of our objectives. Among other things, our compensation philosophy aims to reward strong performance with competitive pay and thus better enable us to retain executive officers who contribute to the overall success of the Company.
We attempt to pay our executive officers competitively in order to retain the most capable people in the industry. In making executive and employee compensation decisions, the Compensation Committee considers achievement of certain goals and criteria, some of which relate to the Company’s performance and others to the performance of the individual employee.

Determination of Compensation

Role of the Compensation Committee in Executive Compensation
The Compensation Committee periodically evaluates our compensation policies to determine whether we remain competitive among industry peers and continue to attract, retain and motivate key personnel. To meet these objectives, the Compensation Committee may from time to time increase salaries, award additional equity grants or provide other short and long-term incentive compensation. Our Board of Directors values the perspective of our stockholders, and the Compensation Committee will continue to consider the outcome of say-on-pay votes, as well as any other stockholder feedback, when making compensation decisions for the named executive officers.

Role of Executive Officers in Determining Executive and Director Compensation

The Compensation Committee generally seeks input from our executive officers when discussing the performance and compensation levels for executives and other Company leadership. The Compensation Committee also works with our Chief Executive Officer and Chief Financial Officer to evaluate the financial, accounting, tax and retention implications of our various compensation programs. No executive participates in deliberations relating to his or her own compensation.
Role of Compensation Consultant

Additionally, Exequity, the independent consultant firm engaged by the Compensation Committee, provides input on best practices, the potential impact of various alternatives, and other advisory matters.
Results of Most Recent Stockholder Advisory Vote on Executive Compensation
Over 95% of the votes cast at the 2022 Annual Meeting in the stockholder advisory vote on the fiscal year 2021 compensation of our named executive officers approved our named executive officer compensation for fiscal year 2021. At the Company’s 2021 Annual Meeting of Stockholders, the stockholders recommended a one-year frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation, as described in our 2021 proxy statement.

The Compensation Committee considered the result of the stockholder advisory vote as an endorsement of its compensation policies, practices and philosophy for our named executive officers. Accordingly, the Compensation Committee determined not to make any significant changes as a result of the vote. In addition, in part based on the support shown by the vote, the Compensation Committee has maintained a consistent approach in making compensation decisions in fiscal year 2022. Our Board of Directors values the opinions of our stockholders, and the Compensation Committee will continue to consider the outcome of future say-on-pay votes, as well as any feedback received, when making compensation decisions for the named executive officers.
Compensation Program and Forms of Compensation
We provide our executive officers with a compensation package consisting of base salary, annual bonus, equity incentives and participation in benefit plans generally available to other employees. In establishing total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our peer group.
Base salaries are intended to be competitive within our industry and to reflect the capabilities and experience of our executives. The annual bonus is intended to motivate and reward our executives for the achievement of certain strategic and measurable objectives. The equity awards incentivize executives to deliver long-term stockholder value, while serving as a retention vehicle for our executive talent.

The Compensation Committee generally does not have a specific target amount of compensation for individual executive officers relative to a peer group of companies, but considers peer data for purposes of assessing the competitiveness of the executive compensation program. An individual executive officer may earn more or less than the market median depending on factors described below, including the individual’s experience and background, role, and past and future performance.
Base Salary
Base salary is designed to provide a predictable level of compensation and provide a competitive level of pay that reflects the executive's experience, role and responsibilities. Base salaries for our executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the industry for individuals of similar background to the executive officers being recruited. We also consider the individual’s experience, reputation in his or her industry and expected contributions to the Company. In determining base salaries generally, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices.

Annual Incentive Cash Bonus

In addition to base salary, we may award variable annual cash bonus awards to executive officers with reference to certain predefined financial and strategic goals. These performance goals for fiscal year 2022 are disclosed in the 2022 Annual Incentives table below. For each of our executive officers, the Compensation Committee establishes a bonus target, expressed as a percentage of base salary, which is used to determine the cash bonus amount, subject to the level of achievement of the applicable performance goals. Upon completion of the applicable fiscal year, the Compensation Committee assesses the Company’s performance and determines the variable annual cash bonus to be awarded to each of the executive officers based on the achievement of the financial and strategic goals that were set earlier in the year. The Compensation Committee retains broad discretion over the amount and payment of such awards to executive officers and may reduce the distribution below levels determined based on performance. Our variable annual cash bonus program is reviewed on at least an annual basis to determine that it is operating as intended.
2022 Annual Incentive Cash Bonus Structure and Payouts

In 2023, we paid incentive cash bonuses of $234,808 and $83,869, respectively, to our executive officers Robert Fried and Brianna Gerber and a pro-rata cash bonus of $77,210 to Kevin Farr, our former Chief Financial Officer, for services performed during 2022 under the 2022 variable annual cash bonus program. In connection with the transition of Frank Jaksch, Jr. from an executive officer and Executive Chairman to Chairman of the Board as described below under the heading “Employment Agreements, Transition Agreement with Frank Jaksch, Jr.”, Mr. Jaksch waived any right or claim to receive a bonus. Accordingly, no bonus amounts were paid to Mr. Jaksch for services performed as an executive officer during 2022.

For fiscal year 2022, the bonus goals for named executive officers mainly consisted of three categories, (i) net sales, (ii) operating income / (loss) with certain adjustments and (iii) qualitative corporate goals. Qualitative corporate goals consisted of (i) maintaining sustainable growth, (ii) achieving profitability, (iii) continuing to develop and grow the brand, (iv) advancing and leveraging our intellectual property, and (v) continuing to foster innovative, productive, and supportive corporate culture. The net sales goal was achieved at 93% and the operating income (loss) goal was achieved at 107%. The Compensation Committee determined that 70% of the qualitative corporate goals were achieved. The bonus percentages at target of 60% of annual base salary for Mr. Fried, 40% of annual base salary for Ms. Gerber and 50% of annual base salary for Mr. Farr, were determined based on our overall compensation philosophy, which we regularly evaluate to ensure impact with our employees and to remain competitive among our peers. The weight factor of the goals, the threshold, target and maximum threshold and the actual incentive bonus payouts were as follows:

Executive Bonus Targets	Weight Factor	2022 Threshold	2022 Target	2022 Max-out	2022 Actual	Payout %	Base Salary (1)	Target Bonus %	Bonus Payment (2)

Robert Fried, Chief Executive Officer
Total Company - Net Sales	45%	$69,850	$77,612	$89,253	$72,050	29%	$500,000	60%	$87,300
Total Company - Operating Income / (Loss)	25%	(21,531)	(17,225)	(12,919)	(18,628)	28%	500,000	60%	$84,290
Qualitative Corporate Goals	30%	N/A	N/A	N/A	30%	21%	500,000	60%	$63,218
Total	100%					78.0%			$234,808
Brianna Gerber, Chief Financial Officer
Total Company - Net Sales	45%	69,850	77,612	89,253	72,050	29%	269,096	40%	31,182
Total Company - Operating Income / (Loss)	25%	(21,531)	(17,225)	(12,919)	(18,628)	28%	269,096	40%	30,107
Qualitative Corporate Goals	30%	N/A	N/A	N/A	30%	21%	269,096	40%	22,580
Total	100%					78.0%			$83,869
Kevin Farr, Former Chief Financial Officer
Total Company - Net Sales	45%	69,850	77,612	89,253	72,050	29%	197,975	50%	28,707
Total Company - Operating Income / (Loss)	25%	(21,531)	(17,225)	(12,919)	(18,628)	28%	197,975	50%	27,716
Qualitative Corporate Goals	30%	N/A	N/A	N/A	30%	21%	197,975	50%	20,787
Total	100%					78.0%			$77,210
(1)The base salary amount shown for Mr. Farr has been pro-rated in connection with his departure from the Company effective August 10, 2022.
(2)The aggregate bonus payment to Mr. Farr is payable pursuant to the separation agreement in connection with the termination of his employment and, accordingly, has been included under “All Other Compensation” within the Summary Compensation table contained within this Proxy Statement.

Other Cash Bonus Incentives

The Compensation Committee may award discretionary cash bonuses to executive officers in order to retain or reward top talent and ensure continuity of our operations. During fiscal year 2022, Brianna Gerber was awarded a cash discretionary bonus to motivate and retain her during Kevin Farr’s transition and prior to her appointment as an executive officer. Any discretionary bonuses are intended to align with the Company’s commitment to rewarding and retaining top talent and creating value for our shareholders.

Long-Term Incentives
All of our named executive officers are eligible to receive long-term stock-based incentive awards under the ChromaDex Corporation 2017 Equity Incentive Plan, as amended January 21, 2018, April 24, 2018 and April 16, 2020 (the “2017 Plan”) as a means of providing such individuals with a continuing proprietary interest in our success. The 2017 Plan provides for the grant of stock options, restricted stock units, restricted stock awards and other stock-based awards. Primarily, our executives are granted stock options as the Compensation Committee believes these awards provide incentives to grow stockholder value since our executive officers can realize value only if our stock price appreciates over the exercise price, which is the closing market price on the date of grant. These grants have typically been awarded annually each February. However, during fiscal year 2022 we granted one-time special restricted stock unit awards in connection with Kevin Farr’s separation and related consulting agreement as well as Brianna Gerber’s transition to Chief Financial Officer. Our 2017 Plan enhances our ability to attract and retain the services of qualified individuals. We intend our equity programs to be competitive in relation to the market and industry peer group.
The stock options and restricted stock unit awards are generally subject to a one-year cliff vesting period after which one-third of the shares vest with the remaining shares vesting ratably over a two-year period subject to continued services to the Company. Beginning in the second quarter of 2022, newly granted restricted stock units are generally subject to a three-year vesting period with 1/3rd vesting per year on each anniversary of the grant date, subject to continued services to the Company. Until vested, the restricted stock units may not be transferred, and vested shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. Our officers received stock option awards and restricted stock units during 2022, details of which are summarized below under “Grants of Plan-Based Awards”.

Benefits Programs
We design our benefits programs to be competitive in relation to the market and our peer group while conforming to practices. We sponsor a 401(k) plan for our employees. The 401(k) plan is a retirement savings defined contribution plan that provides each of our eligible employees with the opportunity to defer a portion of his or her eligible compensation on statutorily prescribed annual limits, and to have this amount contributed to an account under the 401(k) plan in his or her name. We make matching contributions for all participants equal to 50% of their pre-tax contributions up to 6% of their total eligible compensation. Other than the benefits and compensation disclosed herein, the Company does not otherwise provide perquisites to its executive officers.
Severance and Change in Control Arrangements
Several of our executives have employment and other agreements that provide for severance payment arrangements and/or acceleration of stock option and stock award vesting in the event of a termination without cause or resignation with good reason or an acquisition or other change in control of our company. These agreements are aimed to reduce distractions by letting our executives focus on the business, and are described in greater detail below under the heading “Employment Agreements”.
Clawback Policy
The Company has established a Clawback Policy, which, among other things, permits the Compensation Committee to require forfeiture or reimbursement of certain cash and equity awards that were paid, granted, or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved. The Clawback Policy is applicable to each current or former officer of the Company who is or was designated as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Hedging Policy
The Company has established an Insider Trading Policy, which, among other things, prohibits trading in securities with material nonpublic information including through hedging activities. Further, none of the Company’s employees, directors, consultants and contractors may trade in options, warrants, puts and calls or similar instruments on our securities or sell our securities “short”.

Stock Ownership Policy
The Company has established a Stock Ownership Policy, which, among other things, aligns the interests of the Chief Executive Officer, other named executive officers and the members of the Board, with the interests of the Company’s stockholders and to further promote the Company’s commitment to sound corporate governance. The stock ownership guidelines are determined as a multiple of each person’s base salary/retainer as follows:

Title	Ownership Guideline
Chief Executive Officer	Six times annual base salary
All other Named Executive Officers	Three times annual base salary
Members of the Board	Two times annual base retainer

Shares owned directly and by immediate family members, shares held in trust for the benefit of the individual or immediate family members, shares subject to certain vested stock options that are in-the-money as of the end of the prior fiscal year, restricted stock awards and time-based restricted stock unit awards, and vested stock units under deferred compensation plans count toward meeting the applicable ownership levels. Our Chief Executive Officer, other named executive officers and members of the Board are required to achieve the applicable level of ownership by the fifth year from the date of his or her appointment, subject to a three-year extended deadline in certain circumstances. Our Chief Executive Officer and all of our currently serving named executive officers and non-employee directors are in compliance with the Stock Ownership Policy. As of December 31, 2022, Robert Fried and Frank Jaksch, Jr. have achieved the required ownership levels, while all other named executive officers and directors are within the initial, or as applicable, extended compliance deadline.

Tax and Accounting Considerations
Limitation on Deductibility of Executive Compensation
The tax reform legislation signed into law on December 22, 2017 made the following changes to Internal Revenue Code of 1986 as amended (“Code”), Section 162(m), which became effective on January 1, 2018: (1) the annual $1.0 million compensation deduction limit will apply to any individual who served as the Chief Executive Officer or Chief Financial Officer at any time during the taxable year and the three other most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer) for the taxable year; (2) once an individual becomes a covered employee subject to Code Section 162(m) for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death; and (3) the exemption under Code Section 162(m) for qualified performance-based compensation and commissions will be eliminated (other than with respect to payments made pursuant to certain "grandfathered" arrangements entered into prior to November 2, 2017), so that all compensation paid to a covered employee in excess of $1.0 million will be nondeductible, including post-termination and post-death payments, severance, deferred compensation and payments from nonqualified plans.

Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Accounting Treatment
Under Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Report of the Compensation Committee
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Submitted by:
The Compensation Committee of
The Board of Directors
•Steven Rubin, Chair
•Ann Cohen
•Gary Ng

Summary Compensation Table
The following table sets forth information concerning the annual and long-term compensation earned by our Chief Executive Officer (the principal executive officer), former Chief Financial Officer, former Executive Chairman and Chief Financial Officer (the principal financial officer) each of whom served during the year ended December 31, 2022 as our named executive officers.

Name	Year	Salary ($)	Non-Equity Incentive Plan ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)		All Other Compensation ($) (5)	Total ($)
Robert Fried	2022	500,000	234,808	—	—	423,306		736	1,158,850
Chief Executive Officer	2021	500,000	179,131	—	—	423,293		736	1,103,160
	2020	519,231	290,304	—	—	316,414		736	1,126,685
Kevin Farr (7)	2022	197,975	—	—	150,729	215,697	(6)	275,136	839,537
Former Chief Financial Officer	2021	309,000	92,253	—	—	215,808		9,368	626,429
	2020	320,884	149,507	—	—	209,217		9,208	688,816
Frank Jaksch, Jr. (8)	2022	223,984	—	—	—	190,080		68,289	482,354
Former Executive Chairman,	2021	381,100	113,778	—	—	190,256		9,425	694,559
Current Chairman of the Board	2020	398,758	184,392	—	—	142,253		9,275	734,678
Brianna Gerber	2022	269,096	83,869	150,000	113,751	218,818		6,851	842,384
Chief Financial Officer
(1)The amounts shown in this column constitute the cash bonuses made to certain named executive officers pursuant to the Company’s annual cash incentive program.
(2)Brianna Gerber was awarded a cash discretionary bonus to motivate and retain her during Kevin Farr’s transition and prior to her appointment as an executive officer.
(3)The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards computed in accordance with the FASB Accounting Standards Codification Topic 718 (“ASC 718”). All assumptions made in the valuations are contained and described in Note 11 of the ChromaDex Corporation consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022. The Company provided one-time special grants in connection with Mr. Farr’s separation and related consulting agreement as well as Ms. Gerber’s transition to Chief Financial Officer.
(4)The amounts shown are the aggregate grant date fair value of stock option awards amounts computed in accordance with ASC 718. All assumptions made in the valuations are contained and described in Note 11 of the ChromaDex Corporation consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022.
(5)The amounts shown reflect matching 401(k) contributions and life insurance premiums paid by the Company as well as (i) termination benefits for Mr. Farr in the amount of $30,422, a pro-rata cash bonus of $77,210, accrued vacation payout of $45,375, and incremental compensation expense of $112,952 related to accelerated vesting of awards from fiscal years 2020 and 2021 and (ii) termination benefits for Mr. Jaksch in the amount of $59,730 for accrued vacation payout.
(6)In connect with Mr. Farr’s separation agreement, an additional 12 months of his outstanding awards from his departure date of August 10, 2022 were accelerated and the remaining shares were forfeited. This resulted in total incremental compensation expense for his fiscal year 2022 award under ASC 718 of $101,633 with the remaining $114,064 of expense unrecognized due to forfeiture.
(7)Kevin Farr served as an executive officer until August 2022. In connection with Mr. Farr’s separation agreement, an additional 12 months of his outstanding stock options accelerated vesting effective as of his departure date of August 10, 2022, and the remaining shares were forfeited on the same date. The agreement further provided Mr. Farr three years after his effective departure date to exercise any vested stock options, including those with accelerated vesting pursuant to the agreement. This acceleration, considering corresponding forfeitures, resulted in total compensation expense under ASC 718 of $214,585. See footnotes (5) and (6) for additional details.
(8)Frank Jaksch, Jr. served as Executive Chairman through June 2022 and began serving as Chairman of the Board in July 2022. Salary amounts in the table reflect the aggregate of Mr. Jaksch’s executive compensation through June 2022 and director compensation beginning July 2022. Mr. Jaksch received $35,000 in director fees during fiscal year 2022.

Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards made to our named executive officers during 2022.

	Grant Date	Estimated future possible payouts under non-equity incentive plan awards:				All Other Stock Awards: Number of Shares or Stock Units(#) (1)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name		Threshold ($)	Target ($)	Maximum ($)
Robert Fried	1/1/2022	150,000	300,000	450,000		—	—	—	—
	2/17/2022	53,819	107,638	215,277		—	240,448	2.67	423,306
Brianna Gerber	1/1/2022	53,819	107,638	215,277		—	—	—	—
	2/17/2022	—	—	—		—	56,576	2.67	99,811
	8/12/2022	—	—	—		67,308	—	—	113,751
	8/12/2022	—	—	—		—	100,460	1.69	119,006
Kevin Farr	1/1/2022	49,494	98,988	197,975		—	—	—	—
	2/17/2022	—	—	—		—	122,374	2.67	215,697
	8/12/2022	—	—	—		89,189	—	—	150,729
Frank Jaksch, Jr.	1/1/2022	55,996	111,992	223,984	(3)	—	—	—	—
	2/17/2022	—	—	—		—	107,805	2.67	190,080
(1)The Company provided one-time special grants in connection with Mr. Farr’s separation and related consulting agreement as well as Ms. Gerber’s transition to Chief Financial Officer.
(2)The amounts shown are the aggregate grant date fair value of awards granted under our 2017 Equity Incentive Plan in fiscal year 2022 computed in accordance with ASC 718. For a description of certain assumptions in the calculation of the fair value of the Company’s stock options, see Note 11 of the ChromaDex Corporation consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022.
(3)In connection with the transition of Frank Jaksch, Jr. from an executive officer and Executive Chairman to Chairman of the Board, Mr. Jaksch waived any right or claim to receive a bonus for services performed as an executive officer during 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth the equity incentive awards held by our named executive officers as of December 31, 2022:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (7)	Market Value of Shares or Units of Stock That Have Not Vested ($) (8)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (9)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (8)
Robert Fried	66,667	—		3.30	7/30/2025	—	—	—	—
	20,000	—		2.61	11/16/2026	—	—	—	—
	500,000	—		2.72	3/12/2027	—	—	—	—
	300,000	—		5.85	1/21/2028	—	—	—	—
	744,097	—		3.83	6/22/2028	—	—	—	—
	162,569	—		3.84	2/21/2029	—	—	—	—
	155,980	9,175	(1)	3.27	2/24/2030	—	—	—	—
	32,621	23,300	(2)	11.83	3/14/2031	—	—	—	—
	—	240,448	(3)	2.67	2/17/2032	—	—	—	—
Brianna Gerber	11,140	—		3.55	11/30/2028	—	—	—	—
	22,266	—		3.84	2/21/2029	—	—	—	—
	56,667	3,333	(1)	3.27	2/24/2030	—	—	—	—
	7,778	2,222	(4)	4.92	8/6/2030	—	—	—	—
	18,667	13,333	(2)	11.83	3/14/2031	—	—	—	—
	—	56,576	(3)	2.67	2/17/2032	—	—	—	—
	—	100,460	(5)	1.69	8/12/2032	—	—	—	—
	—	—		—	—	67,308	113,077	—	—
Frank Jaksch, Jr.	50,000	—		3.75	6/18/2024	—	—	—	—
	50,001	—		3.66	7/6/2025	—	—	—	—
	85,000	—		4.04	8/15/2026	—	—	—	—
	50,000	—		5.85	1/21/2028	—	—	—	—
	55,040	—		3.84	2/21/2029	—	—	—	—
	69,934	4,114	(1)	3.27	2/24/2030	—	—	—	—
	14,625	10,447	(2)	11.83	3/14/2031	—	—	—	—
	—	107,805	(3)	2.67	2/17/2032	—	—	—	—
	—	—		—	—	—	—	166,668	280,002
Kevin Farr (6)	1,000,000	—		4.24	8/12/2025	—	—	—	—
	89,254	—		3.84	8/12/2025	—	—	—	—
	109,054	—		3.27	8/12/2025	—	—	—	—
	22,136	—		11.83	8/12/2025	—	—	—	—
	57,788	—		2.67	8/12/2025	—	—	—	—
(1)On February 25, 2021, one-third of the options vested and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(2)On March 15, 2022, one-third of the options vested and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(3)On February 17, 2023, one-third of the options vested and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(4)On August 6, 2021, one-third of the options vested and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(5)On August 12, 2023, one-third of the options will vest and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(6)Kevin Farr served as an executive officer until August 10, 2022. In connection with his separation agreement, he was provided three years after his effective departure date to exercise any vested stock options, including those with accelerated vesting pursuant to that agreement.
(7)On August 12, 2023, one-third of the units will vest and the remaining units vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(8)The amounts shown reflect the aggregate market value based on the closing market price of the Company’s stock on December 31, 2022 of $1.68.
(9)Frank L. Jaksch, Jr. was awarded 83,334 shares of restricted stock on June 6, 2012. Mr. Jaksch was awarded additional 83,334 shares of restricted stock on January 2, 2014. These shares were granted under the 2007 Equity Incentive Plan and vest subject to certain triggering events including the termination of continuous service as a Board member.

Option Exercises and Stock Vested
During fiscal year 2022, no named executive officers exercised stock options. The following table summarizes, with respect to our named executive officers, all restricted stock units that vested during the year ended December 31, 2022:

Restricted Stock Units
Name	Number of Shares Vested (#)	Value Realized on Vesting ($) (1)
Robert Fried	—	$—
Brianna Gerber	—	$—
Kevin Farr	89,189	$164,108
Frank Jaksch, Jr.	—	$—

(1)The value realized on the vesting of restricted stock units is equal to the number of shares vested multiplied by the market price of our common stock. The market price is the closing price of our common stock on the vesting date.

Employment Agreements
The material terms of employment agreements with the named executive officers previously entered into by the Company are described below.
Employment Agreement with Robert Fried
On June 22, 2018, the Company and Robert Fried, entered into an Amended and Restated Executive Employment Agreement (the “Fried Agreement”). The Fried Agreement amends the Executive Employment Agreement by and between the Company and Mr. Fried, dated March 12, 2017, as amended on December 20, 2017. Pursuant to the Fried Agreement, Mr. Fried is entitled to: (i) an annual base salary of $450,000; (ii) starting in fiscal year 2019, an increased annual base salary of $500,000; (iii) an annual cash bonus for fiscal year 2018 based on direct-to-customer net sales for 2018 and the Company’s gross profit for 2018; (iv) starting in fiscal year 2019, an annual cash bonus based on the achievement of individual and corporate performance targets and metrics to be determined by the Board of Directors of the Company or the Compensation Committee thereof after reasonable consultation with Mr. Fried (the “Performance Bonus”), with such Performance Bonus set at (a) a target of 60% of base salary (based on a performance achievement of 100%), (b) a threshold Performance Bonus of 30% of base salary (based on a performance achievement of 75%) and (c) a maximum Performance Bonus of 90% (based on a performance achievement of 150%); (v) an option to purchase up to 744,097 shares of Company common stock under the amended 2017 Equity Incentive Plan (the “Option”); (vi) up to 333,333 shares of fully-vested restricted Company common stock that will be granted upon the achievement of certain performance goals and (vii) starting in fiscal year 2019, annual equity grants in amounts commensurate with Mr. Fried’s position with the Company, in the discretion of the Company’s Board of Directors. In 2019, the Compensation Committee determined that the payout structure of Mr. Fried’s Performance Bonus will be aligned with the rest of the executive officers, which the minimum achievement threshold is 50% target and the maximum achievement threshold is 150% of the target, with a target of 60% of base salary.
Any unvested shares subject to the Option will vest in full upon termination by the Company of Mr. Fried’s employment without cause (and other than as a result of Mr. Fried’s death or disability) or Mr. Fried’s resignation for good reason. If Mr. Fried’s employment is terminated by the Company without cause (and other than as a result of Mr. Fried’s death or disability) or Mr. Fried resigns for good reason, then subject to executing a release, Mr. Fried will receive (i) continuation of his base salary for 18 months, (ii) COBRA premiums for 12 months, (iii) accelerated vesting of any unvested time-based vesting equity awards that would have otherwise become vested had Mr. Fried performed continuous service through the one year anniversary of such termination date (provided that vesting for the Option shall accelerate as described above), (iv) an extended exercise period for his options and stock appreciation rights and (v) a prorated Performance Bonus. In the case of Mr. Fried’s death or disability, Mr. Fried will be eligible to receive a prorated Performance Bonus.

Employment Agreement with Brianna Gerber

On January 1, 2023, the Company entered into an Executive Employment Agreement with Brianna Gerber who was appointed by the Board to serve as Chief Financial Officer (the “Gerber Agreement”). Pursuant to the Gerber Agreement, Ms. Gerber is entitled to receive: (i) an annual base salary of $325,000, (ii) a discretionary target annual bonus opportunity of 50% of Ms. Gerber’s annual base salary, based on the achievement of certain performance goals to be determined by the Board, (iii) a target annual long-term incentive opportunity of 70% of Ms. Gerber’s annual base salary, as adjusted by Black Scholes calculation, as determined by the Board, and (iv) eligibility to participate in Company benefit plans on the same basis as other senior executive officers of the Company generally.

In connection with Ms. Gerber’s termination of employment without cause or resignation from employment for good reason (in each case as defined in the Gerber Agreement), the Gerber Agreement provides that subject to executing a release, Ms. Gerber will be entitled to the following termination-related payments and benefits: (i) 12 months base salary continuation, (ii) pro-rata bonus for the year of Ms. Gerber’s termination of employment, based on actual performance (“Pro Rata Bonus”), (iii) payment of Ms. Gerber’s monthly health insurance premium under COBRA, for the 12-month period immediately following the termination of Ms. Gerber’s employment (or, if earlier, the date that Ms. Gerber becomes eligible to participate in a group health insurance plan of a subsequent employer or the date that Ms. Gerber ceases to be eligible for COBRA continuation coverage), and (iv) an accelerated vesting of Ms. Gerber’s outstanding service-based vesting equity incentive awards that would have become vested within the 12-month period following the termination of Ms. Gerber’s employment and (v) an additional two years post-termination of employment to exercise outstanding options and/or stock appreciation rights to the extent exercisable (if any) (provided that such period will not extend beyond the original stated term of such options and/or stock appreciation rights). The Gerber Agreement further provides that, in connection with Ms. Gerber’s termination of employment due to her death or “disability” (as defined in the Employment Agreement), Ms. Gerber will be entitled to the Pro Rata Bonus.
Transition and Separation Agreement with Kevin Farr

In connection with Kevin Farr’s transition and separation and in consideration for a release of claims in favor of the Company, Mr. Farr received severance payments in the amount of $165,518, which amount is comprised of (i) a lump sum payment of $30,422, (ii) $77,210 in pro rata performance bonus, (iii) $45,375 in accrued vacation payout, (iv) a grant of 89,189 restricted stock units, which vested November 10, 2022 (which resulted in a gain of $164,108 based on the closing stock price of the vesting date) and (v) an additional 12 months of accelerated vesting on his outstanding stock options (which accelerated vesting resulted in an unrealized loss of $153,598 on the accelerated stock options, based on the difference of the fair market value of the Company’s stock on his departure date over the option exercise price). Additionally, Mr. Farr was provided three years after his effective departure date of August 10, 2022, to exercise any vested stock options, including those with accelerated vesting pursuant to the agreement.

Transition Agreement with Frank Jaksch, Jr.
In connection with his transition as an executive officer from the Company, Mr. Jaksch received severance payments in the amount of $59,730, which is comprised of accrued vacation payout. In addition, in connection with his transition, Mr. Jaksch waived any right or claim to receive a bonus. Mr. Jaksch continues to serve as Chairman of the Board on the Company’s Board of directors.

Potential Payments Upon Termination or Change of Control
The following tables describe and quantify the severance and other benefits potentially payable to our named executive officers as of December 31, 2022.

Potential Payments Upon Termination Table*

Name	Severance ($)(1)	Accrued Compensation ($)(2)	Option Awards ($)(3)	Restricted Stock Awards ($)(4)	Medical ($)(5)	Total ($)
Robert Fried	750,000	68,750	—	—	10,686	829,436
Brianna Gerber	325,000	38,221	—	37,692	—	400,913
Kevin Farr	163,516	—	—	—	—	163,516
Frank Jaksch, Jr.	59,730	—	—	—	—	59,730
*Reflects a termination without cause, or in the case of resignation for good reason, not in connection with a change in control.
(1)Continuation of base salary for 18 months for Rob Fried and 12 months for Brianna Gerber. The amount shown for Mr. Farr includes termination benefits in the amount of $30,422, a pro-rata bonus payment of $77,210, accrued vacation payout of $45,375, a gain of $164,108 due to the vesting of restricted stock units in connection with his separation, a loss of $153,598 due to the accelerated vesting of an additional 12 months on his outstanding stock options which is based on the fair market value of the Company’s stock on his departure date of August 10, 2022 of $2.06 over the option exercise price. In addition, in connection with his separation agreement, Mr. Farr was provided three years after his effective departure date to exercise any vested stock options, including those with accelerated vesting pursuant to the agreement. The amount shown for Mr. Jaksch includes $59,730 in accrued vacation payout.
(2)Accrued compensation is comprised of any earned or accrued base salary, vacation pay and other payments and benefits earned and payable by law.
(3)The amounts in this column represent the intrinsic value of “in-the-money” unvested options as of December 31, 2022 that would vest in accordance with the executive officer’s employment agreement. Values were derived using the closing price of the Company’s common stock on December 31, 2022 of $1.68.
(4)The amounts in this column represent the value of unvested restricted stock award as of December 31, 2022 that would vest in accordance with the executive officer’s employment agreement. Value was derived using the closing price of the Company’s common stock on December 31, 2022 of $1.68.
(5)Medical is comprised of health insurance premiums for the period specified in each executive officer's employment agreement.

Potential Payments Upon Change in Control Table*

Name	Severance ($)(1)	Accrued Compensation ($)(2)	Option Awards ($)(3)	Restricted Stock Awards ($)(4)	Medical ($)(5)	Total ($)
Robert Fried	750,000	68,750	—	—	10,686	829,436
Brianna Gerber	325,000	38,221	—	37,692	—	400,913
*Reflects involuntary termination benefits in the event of a termination without cause or resignation for good reason in connection with a change in control.
(1)Continuation of base salary for 18 months for Rob Fried and 12 months for Brianna Gerber.
(2)Accrued compensation is comprised of any earned or accrued base salary, vacation pay and other payments and benefits earned and payable by law.
(3)The amounts in this column represent the intrinsic value of “in-the-money” unvested options as of December 31, 2022 that would vest in accordance with the executive officer’s employment agreement. Values were derived using the closing price of the Company’s common stock on December 31, 2022 of $1.68.
(4)The amount in this column represent the value of unvested restricted stock award as of December 31, 2022 that would vest in accordance with the executive officer’s employment agreement. Value was derived using the closing price of the Company’s common stock on December 31, 2022 of $1.68.
(5)Medical is comprised of health insurance premiums for the period specified in each executive officer's employment agreement.

Equity Compensation Plan Information
The following table provides information regarding equity compensation plans approved and not approved by stockholders as of December 31, 2022:

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	11,271,339	$4.21	4,954,116
Equity compensation plans not approved by security holders	—	—	—
Total	11,271,339	$4.21	4,954,116
(1)Includes approximately 650 thousand restricted stock units and 183 thousand restricted stock awards that are issuable upon vesting. The remaining balance consists of outstanding stock option grants.
(2)The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units and restricted stock awards, which have no exercise price.

Chief Executive Officer Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rule (the “Rule”), the Company is required to provide to its stockholders specified disclosure regarding the relationship of CEO total compensation to the total compensation of its median employee, referred to as “pay-ratio” disclosure.
For fiscal 2022,
•the median of the annual total compensation of all employees of the Company (other than the CEO) was $120,000 and
•the annual total compensation of the CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,158,850.
•Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was approximately 10 to 1.
Set forth below is a description of the methodology the Company used to identify the median employee for purposes of the Rule.
To determine the Company’s total population of employees as of December 31, 2022, the Company included all of its full-time and part-time employees, including employees of consolidated subsidiaries. To identify the “median employee” from the Company’s employee population as determined above, the Company compared the aggregate amount of each employee’s 2022 base salary, 2022 incentive bonus, equity awards granted in 2022 and matching 401(k) contributions. In making this determination, the Company annualized the compensation of employees who were employed by the Company for less than the entire fiscal year. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of employees.
Using this approach, the Company selected the employee at the median of its employee population. The Company then calculated annual total compensation for this employee using the same methodology used to calculate annual total compensation for the named executive officers as set forth in the Summary Compensation Table. The Company determined that the employee’s annual total compensation for the fiscal year ended December 31, 2022 was $120,000.

PAY VERSUS PERFORMANCE

Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid (CAP), as computed in accordance with Item 402(v) of Regulation S-K, to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our "Compensation Discussion and Analysis".

The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other named executive officers (NEOs) for each year from 2020 to 2022, compared to our total shareholder return (TSR) from December 31, 2019 through the end of each such year, and our net income and operating income for each such year.

					Value of Initial Fixed $100 Investment Based On: (5)
Year	Summary Compensation Table (SCT) Total for PEO	Compensation Actually Paid to PEO	Average SCT Total for (Non-PEO) NEOs	Average Compensation Actually Paid to (Non-PEO) NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Loss (Thousands)	Net Sales (Thousands)
(a)	(b)(1)(2)	(c)(1)(3)	(d)(4)	(e)(3)	(f)	(g)	(h)(6)	(i)(6)
2022	$1,158,850	$843,376	$721,425	$546,641	$38.98	$127.63	$(16,540)	$72,050
2021	$1,103,160	$2,098,802	$786,258	$1,007,306	$86.77	$126.13	$(27,128)	$67,449
2020	$1,126,685	$1,311,277	$719,114	$815,729	$111.37	$113.29	$(19,925)	$59,257
(1)Our PEO is our Chief Executive Officer, Robert Fried, for each year shown.
(2)Reflects the total compensation paid to our PEO as calculated in the SCT for each year shown.
(3)In order to determine CAP, as per Item 402(v) of Regulation S-K, certain adjustments were made to the SCT total compensation. However, it should be noted that CAP does not indicate that the stated amounts were actually paid to our PEO or non-PEO NEOs during the specified year. See footnote (4) for the names of each of our non-PEO NEOs for each year. Details of the adjustments made are shown in the table below:

	PEO			Non-PEO NEO Average
	2020	2021	2022	2020	2021	2022
Summary Compensation Table Total Compensation (a)	$1,126,685	$1,103,160	$1,158,850	$719,114	$786,258	$721,425
Less: Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (b)	(316,414)	(423,293)	(423,306)	(232,919)	(173,150)	(296,358)
Add: Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (c)	508,958	117,585	265,767	330,579	37,521	135,818
Adjust for: Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (c)	10,121	(62,708)	(43,957)	2,158	(22,838)	(14,849)
Adjust for: Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (c)	—	—	—	—	7,713	69,367
Adjust for: Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (c)	(18,073)	1,364,058	(113,978)	(3,203)	481,606	(64,329)
Less: Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (c)	—	—	—	—	(109,804)	(4,433)
Compensation Actually Paid	$1,311,277	$2,098,802	$843,376	$815,729	$1,007,306	$546,641

(a)We have not reported any amounts in our SCT with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay versus performance rules are not relevant to our analysis and no adjustments have been made.
(b)The amounts reflect the aggregate grant date fair value as reported in the SCT under the “Stock Awards” and Option Awards” columns for each respective year.
(c)In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our NEOs were re-measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under US GAAP. See Note 11 of the ChromaDex Corporation consolidated financial statements included in the Annual Report on Form 10-K for additional details.
(4)Reflects the average total compensation of our non-PEO NEOs as calculated in the Summary Compensation Table for each of the years shown. The names of the non-PEO NEOs for each year shown are as follows:

2020	2021	2022
Frank Jaksch, Jr.	Frank Jaksch, Jr.	Brianna Gerber
Kevin Farr	Kevin Farr	Kevin Farr*
Mark Friedman*	Lisa Harrington*	Frank Jaksch, Jr.*
Megan Jordan*
*No longer serving as executive officer at the respective fiscal year-end.
(5)The amounts shown compare the Company’s cumulative TSR with the Russell 3000 Pharmaceuticals and Biotechnology Sector (Sub-Index Ticker IQT689273826) cumulative TSR for the period beginning on December 31, 2019 and ending on December 31, 2022. Pursuant to SEC rules, the comparison assumes that the value of the investment in the Company’s common shares and the Russell 3000 Pharmaceuticals and Biotechnology Sector was $100 on December 31, 2019 and that all dividends were reinvested. The Company has not declared or paid any cash dividends on its common stock during any of the years presented.
(6)Net Loss and Net Sales shown as reported in our audited financial statements for each year. In the Company's assessment, Net Sales is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income) used by the company in 2022 to link compensation actually paid to performance.

Tabular List of Performance Measures

The list below includes the two financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our NEOs, for 2022, to company performance. These are the only two performance measures included in the below list because our NEOs’ compensation is only directly linked to these financial performance measures.

Tabular List
Net Sales
Operating Income / (Loss)

Description of Relationships Between Compensation Actually Paid and Performance

In accordance with Item 402(v) requirements, we are providing the following charts to describe the relationships between information presented in the Pay vs. Performance table.

Compensation Actually Paid Versus Total Shareholder Return

Compensation Actually Paid Versus Net Income

Compensation Actually Paid Versus Net Sales

PROPOSAL 4:
APPROVAL OF AMENDMENT TO THE COMPANY’S 2017 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

General

We are asking our stockholders to approve an amendment to the ChromaDex Corporation 2017 Equity Incentive Plan, as amended January 21, 2018, April 24, 2018, and April 16, 2020 (the “2017 Plan”), subject to stockholder approval, to increase the number of shares available for issuance under the 2017 Plan by 3,650,000 shares (the “2017 Plan Amendment”). Other than increasing the 2017 Plan by these additional 3.65 million shares, no material changes will be made to our 2017 Plan. The Board of Directors believes that the 2017 Plan Amendment is key to our long-term compensation philosophy and necessary to continue providing the appropriate levels and types of equity compensation for our employees. If the 2017 Plan Amendment is not approved by our stockholders, the 2017 Plan will continue by its terms, without the share increase. The text of the 2017 Plan Amendment is set forth below under “Description of the 2017 Plan as amended by the 2017 Plan Amendment.”

Equity Awards Are an Integral Component of Our Compensation Program

Equity awards have been historically and, we believe, will continue to be an integral component of our overall compensation program for our eligible employees, consultants and non-employee directors. Approval of the 2017 Plan Amendment will allow us to continue to grant equity awards at levels we determine to be appropriate in order to attract and retain our workforce, and to align compensation with Company and individual performance and growth in stockholder value. The 2017 Plan Amendment allows the Company to continue to utilize a broad array of equity incentives with flexibility in designing such incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and other stock awards.

The 2017 Plan authorizes the Company to grant equity awards to eligible employees, consultants and non-employee directors up to an aggregate of the sum of (i) 14,500,000 shares of common stock; (ii) approximately 384,000 unallocated shares remaining available for the grant of new awards under our legacy 2007 Equity Incentive Plan (the “2007 Plan”), (iii) any shares subject to outstanding awards that are forfeited, cancelled or expire, and (iv) 500,000 shares pursuant to an inducement award. As of March 31, 2023, there were approximately 1.4 million shares of our common stock remaining available for issuance under the 2017 Plan. If the 2017 Plan Amendment is approved by our stockholders, 3.65 million additional shares of our common stock will be authorized for issuance thereunder.

The following table provides certain additional information regarding awards outstanding and unvested under the 2017 Plan as of March 31, 2023:

Total Outstanding Stock Option Awards	12,513,238
Total Outstanding Stock Full-Value Awards	1,128,570
Total Outstanding Awards	13,641,808
Total Outstanding Common Stock	74,849,438
Weighted-Average Exercise Price of Stock Options Outstanding	$4.35
Weighted-Average Remaining Duration of Stock Options Outstanding	6.5 years
Total Number of Shares Available for Issuance under the 2017 Plan	1,371,157

The Size of Our Share Reserve Increase Request Is Reasonable

If our request to increase the share reserve by 3.65 million shares is approved, we will have approximately 5.0 million shares available for grant after our Annual Meeting, which we anticipate being a sufficient amount of equity to allow us to implement our equity-based incentive compensation philosophy for at least the next 2 years. We anticipate seeking approval from our stockholders in 2025 of an additional increase to the share reserve under the 2017 Plan. Expectations regarding future share usage could be impacted by a number of factors such as: (i) the future performance of our stock price; (ii) hiring and promotion activity, including at the executive level; (iii) the rate at which shares are returned to the 2017 Plan reserve upon awards’ expiration, forfeiture or cash settlement without the issuance of the underlying shares; and (iv) other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

We Manage Our Equity Incentive Award Use Carefully, and Dilution Is Reasonable

The size of our request is reasonable in light of the equity granted to our eligible employees, consultants and non-employee directors over the last three years.

We continue to believe that equity-based incentive awards such as stock options and other types of stock awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.

When we last sought stockholder approval of an amendment to the 2017 Plan to, among other things, increase the number of shares available for issuance, we estimated that we would seek further approval from our stockholder for an increase to the share reserve under the 2017 Plan in 2022. Given careful grant practice, share reserve, and dilution management, we were able to extend this beyond our initial estimates to the upcoming Annual Meeting in 2023.

Dilution and Burn Rate

The following table shows our historical dilution and gross burn rate percentages for fiscal years 2022, 2021 and 2020. Notably, our burn rate in fiscal year 2022 was 4.5%, which is below the benchmark for our peer group of 5.36% (our peer group is discussed in the section above entitled “Pay versus Performance”), and our dilution as of fiscal year 2022 improved to 17.0% (compared to 22.6% for fiscal year 2020).

	As of December 31,
	2022	2021	2020
Full Dilution (1)	17.0%	18.9%	22.6%
Gross Burn Rate (2)	4.5%	2.8%	6.2%

(1)Full dilution is calculated as the sum of shares available for grant and shares subject to outstanding equity incentive awards divided by the sum of common stock outstanding, shares available for grant and shares subject to outstanding equity incentive awards.
(2)Burn rate provides a measure of the annual dilutive impact of our equity award program, which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding.

Historical Grant Practices

The following table provides detailed information regarding the grant activity under our equity incentive plans for fiscal years 2022, 2021 and 2020.

	As of December 31,
	2022	2021	2020
Total number of shares of common stock subject to stock options granted	2,445,087	1,723,513	3,773,203
Total number of shares of common stock subject to full value awards granted	700,421	135,354	—
Weighted-average number of shares of common stock outstanding	69,729,434	67,185,314	61,066,864
Gross Burn Rate	4.5%	2.8%	6.2%

Overhang

Our three-year average total overhang (from 2020 to 2022) was 24.1%. “Overhang” is a measure of potential dilution from equity compensation plans and is calculated by dividing the number of shares of common stock subject to equity awards outstanding at the end of the relevant year plus the number of shares available for future grants under our equity plans by the total number of shares of common stock outstanding at the end of such year.

For the foregoing reasons, the Board believes that approving the 2017 Plan Amendment is in the best interest of the Company and its stockholders.

Description of the 2017 Plan as amended by the 2017 Plan Amendment

The following is a summary of the material terms of the 2017 Plan, as amended, and is qualified in its entirety by reference to the 2017 Plan, attached as an exhibit to our Current Report on Form 8-K filed on June 22, 2020, which is incorporated by reference into this Proposal 4. The only material change to the 2017 Plan as a result of the 2017 Plan Amendment will be to make an additional 3.65 million shares available for issuance under the 2017 Plan.

Background

The terms of the 2017 Plan provide for the grant of both nonstatutory stock options (“NSOs”) and incentive stock options (“ISOs”), restricted stock, restricted stock units, stock appreciation rights, performance stock awards, and other stock awards. Inducement Awards may be in the form of any of the above-mentioned types of stock awards, other than incentive stock options.

Shares Available for Awards

If this Proposal 4 is approved, the total number of shares of our common stock reserved for issuance under the 2017 Plan will consist of:

● the number of shares that are subject to stock awards outstanding under the 2007 Plan that subsequently terminate prior to exercise or are reacquired, withheld or not issued to satisfy a tax withholding obligation in connection with an award other than a stock option or stock appreciation right; plus

● 3,000,000 shares that were added to the 2017 Plan on June 20, 2017; plus

● 500,000 Inducement Shares that were added to the 2017 Plan on January 21, 2018; plus

● 6,000,000 shares that were added to the 2017 Plan in April 2018 - and approved by our shareholders; plus

● 5,500,000 shares that were added to the 2017 Plan in April 2020 - and approved by our shareholders; plus

● 3,650,000 shares being added under this Proposal 4.

We call this aggregate number the “Share Reserve”. The Share Reserve under the 2017 Plan may be exceeded so long as the number of shares of common stock actually issued upon the vesting or exercise of equity awards made under the 2017 Plan does not exceed the Share Reserve.

As of March 31, 2023, there were 1,371,157 shares of common stock (plus any shares that might in the future be returned to the plan as a result of cancellation or expiration of options) available for future grant under the 2017 Plan. In addition, as of such date, options covering an aggregate of 12,513,238 shares, collectively, and 1,128,570 shares or restricted stock were outstanding under the 2007 Plan and the 2017 Plan. The weighted average exercise price of all options outstanding as of March 31, 2023 was approximately $4.35 and the weighted average remaining term of such options was approximately 6.5 years. A total of 74,849,438 shares of our common stock were outstanding as of March 31, 2023.

If a stock award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such stock award having been issued, or (ii) is settled in cash, such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of common stock that may be issued under the 2017 Plan. If we issue common stock pursuant to a stock award and the common stock is later forfeited, then the forfeited shares will become available for issuance under the 2017 Plan. Any shares we reacquire pursuant to our withholding obligations, any shares we reacquire as consideration for the exercise of an option or stock appreciation right and any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of an award will not become available for issuance under the 2017 Plan.

The 2017 Plan contains a “fungible share counting” structure, whereby the number of shares of our common stock available for issuance under the 2017 Plan will be reduced, effective for awards granted on or after June 19, 2020, by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”) granted under the 2017 Plan and (ii) 1.5 shares for each share issued pursuant to a stock award that is not an Appreciation Award (a “Full Value Award”) granted under the 2017 Plan. As part of such fungible share counting structure, the number of shares of our common stock available for issuance under the 2017 Plan will be increased by (i) one share for each share that becomes available again for issuance under the terms of the 2017 Plan subject to an Appreciation Award and (ii) 1.5 shares for each share that becomes available again for issuance under the terms of the 2017 Plan subject to a Full Value Award.

Eligibility

All of our approximately 102 employees, approximately 35 consultants and our 6 non-employee directors are eligible to participate in the 2017 Plan and may receive all types of awards; provided that (i) incentive stock options may be granted under the 2017 Plan only to our employees, and (ii) Inducement Awards may be granted under the 2017 Plan only to persons not previously employed by us, or following a bona fide period of non-employment, as an inducement material to such persons entering into employment with the Company. Eligibility for awards under the 2017 Plan is determined by the administrator of the 2017 Plan in its discretion. As of March 31, 2023, we had 6 non-employee directors, 19 consultants, and 102 employees participating in the 2017 Plan.

Limit on Non-Employee Director Compensation

Under the 2017 Plan, the following limit on compensation applies to non-employee directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year, including awards granted and cash fees paid by the Company to such non-employee director, may not exceed (i) $600,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the Board during such period, $900,000 in total value, in each case calculating the value of any awards based on the grant date fair value of such awards for financial reporting purposes.

Administration

The 2017 Plan is administered by our Board of Directors, which may in turn delegate authority to administer the plan to a committee. Our Board of Directors has delegated administration of the 2017 Plan to our Compensation Committee and an additional Non-Officer Stock Option Committee created by the Board that has separate but concurrent jurisdiction with the Compensation Committee to make certain discretionary equity awards under the 2017 Plan to all eligible employees other than executive management. Subject to the terms of the 2017 Plan, our Compensation Committee may determine the recipients, numbers and types of stock awards to be granted, and terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the terms of the 2017 Plan and limitations on the size of individual and aggregate grants that are set quarterly by our Board of Directors, our Non-Officer Stock Option Committee may determine the recipients and numbers of stock options to be granted, provided that the terms and conditions of the option awards conform to pre-approved standards regarding the period of their exercisability and vesting. The fair market value applicable to a stock award and the exercise price of options granted under the 2017 Plan is determined in accordance with the terms of the 2017 Plan.

At the discretion of our Board of Directors, the Compensation Committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. Our Compensation Committee has the authority to delegate certain administrative powers to a subcommittee of one or more members. As used herein, except as explicitly stated otherwise, with respect to the 2017 Plan, the “Board” refers to any committee the Board of Directors appoints (including the Compensation Committee and the Non-Officer Stock Option Committee) or, if applicable, any subcommittee, as well as to the Board of Directors itself.

Inducement Awards may be granted only by an “inducement committee” that consists of the majority of the Company’s independent directors, or that consists of the Company’s independent compensation committee under applicable NASDAQ listing rules.

Repricing

Under the 2017 Plan, the Board does not have the authority to reprice any outstanding equity awards by reducing the exercise price of the stock award or cancelling any outstanding stock awards in exchange for cash or other stock awards under the plan without the approval of our stockholders (which approval must be obtained within 12 months prior to the repricing event).

Dividends and Dividend Equivalents

The 2017 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award (other than a stock option or stock appreciation right), as determined by the Board and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Options

Options may be granted under the 2017 Plan pursuant to stock option agreements. The 2017 Plan permits the grant of options that qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described in this section.

The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant and, in some cases (see “Limitations” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2017 Plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to (i) disability, the optionholder may exercise any vested options for up to 12 months after the date the service relationship ends or (ii) death, the optionholder’s beneficiary, may exercise any vested options for up to 18 months after the date the service relationship ends. Except as explicitly provided otherwise in an optionholder’s award agreement, if an optionholder’s service relationship with us is terminated for “cause” as defined in the 2017 Plan, all options terminate upon the service termination date, and the optionholder is prohibited from exercising any option from the time of such termination. If an optionholder’s service relationship with us ceases for any reason other than for cause or upon disability or death, the option holder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. For example, non-employee directors have three years from the end of their service on the Board to exercise options that have vested as of their service termination date. In no event may an option be exercised after its expiration date. Under the 2017 Plan, the option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of an option would violate our insider trading policy. In no event, however, may any option be exercised beyond the expiration of its term.

Acceptable forms of consideration for the purchase of our common stock issued under the 2017 Plan will be determined by our Board and may include cash, check, bank draft or money order made payable to us, common stock previously owned by the option holder, payment through a broker assisted exercise or, for NSOs only, a net exercise feature, or other legal consideration approved by our Board.

Options granted under the 2017 Plan may become exercisable in cumulative increments, or “vest”, as determined by our Board at the rate specified in the option agreement. Shares covered by different options granted under the 2017 Plan may be subject to different vesting schedules as our Board may determine. Vesting can be time-based or performance-based or can be a hybrid of performance- and time-based vesting. Our Board also has flexibility to provide for accelerated vesting of equity awards in certain events. Our Board and Compensation Committee intend to continue to grant stock options to our officers with accelerated vesting, subject to additional conditions, in the event of a change of control of the Company as defined in the 2017 Plan.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

● the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

● the term of any ISO must not exceed five years from the date of grant.

The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs will be 4,930,701 under the 2017 Plan, as amended by the 2017 Plan Amendment as of March 31, 2023. In addition, no employee may be granted options, stock appreciation rights, or other stock awards under the 2017 Plan covering more than 2,000,000 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards may be granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the recipient’s past or future services performed for us or an affiliate of ours, or any other form of legal consideration acceptable to the Board. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by our Board. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any legal form acceptable to the Board. We will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by our Board, or in any other form of consideration determined by our Board and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by our Board. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights may be granted pursuant to a stock appreciation right agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by our Board, but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Our Board may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock, in cash, in any combination of the two, or any other form of legal consideration approved by our Board and contained in the stock appreciation right agreement. Stock appreciation rights shall be subject to the same conditions upon termination and restrictions on transfer as stock options under the 2017 Plan.

Performance Stock Awards

The 2017 Plan provides for the grant of performance stock awards. Performance awards may be granted, may vest or may be exercised based upon the attainment during a certain period of time of certain performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Board.

Performance goals under the 2017 Plan are determined by a committee of the Board composed solely of outside directors members, based on any one or more of the following performance criteria: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, earnings before interest, taxes and depreciation and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) revenue, growth in revenue or return on sales; (xi) income or net income; (xii) operating income, (xiii) net operating income or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue or return on operating profit; (xvii) regulatory filings; (xviii) regulatory approvals, litigation or regulatory resolution goals; (xix) other operational, regulatory or departmental objectives; (xx) budget comparisons; (xxi) growth in stockholder value relative to established indexes, or another peer group or peer group index; (xxiii) development and implementation of strategic plans and/or organizational restructuring goals; (xxiv) development and implementation of risk and crisis management programs; (xxv) improvement in workforce diversity; (xxvi) compliance requirements and compliance relief; (xxvii) safety goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxi) measures of customer satisfaction, employee satisfaction or staff development; (xxxii) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xxxiii) merger and acquisitions; (xxxiv) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment and dates, clinical trial results, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, new and supplemental indications for existing products, and product supply); (xxxv) initiation of phases of clinical trials and/or studies by specific dates; (xxxvi) acquisition of new customers, including institutional accounts; (xxxvii) customer retention and/or repeat order rate; (xxxviii) number of institutional customer accounts (xxxix) budget management; (xl) improvements in sample and test processing times; (xli) regulatory milestones; (xlii) progress of internal research or clinical programs; (xliii) progress of partnered programs; (xliv) partner satisfaction; (xlv) milestones related to samples received and/or tests run; (xlvi) expansion of sales in additional geographies or markets; (xlvii) research progress, including the development of programs; (xlviii) submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product; (xlix) timely completion of clinical trials; (l) milestones related to samples received and/or tests or panels run; (li) expansion of sales in additional geographies or markets; (lii) research progress, including the development of programs; (liii) patient samples processed and billed; (liv) sample processing operating metrics (including, without limitation, failure rate maximums and reduction of repeat rates); (lv) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (lvi) and other similar criteria consistent with the foregoing; and (lvii) other measures of performance selected by the Board. These performance criteria can be calculated under generally accepted accounting principles (“GAAP”) or can be calculated using non-GAAP results as predetermined when establishing the performance goals.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2017 Plan. Our Board will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by our Board.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the class and number of shares reserved under the 2017 Plan (including share limits) and the class and number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

In the event of certain significant corporate transactions, our Board has the discretion to take one or more of the following actions with respect to outstanding stock awards under the 2017 Plan:

● arrange for assumption, continuation, or substitution of a stock award by a surviving or acquiring entity (or its parent company);

● arrange for the assignment of any reacquisition or repurchase rights applicable to any shares of our common stock issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);

● accelerate the vesting and exercisability of a stock award followed by the termination of the stock award;

● arrange for the lapse of any reacquisition or repurchase rights applicable to any shares of our common stock issued pursuant to a stock award;

● cancel or arrange for the cancellation of a stock award, to the extent not vested or not exercised prior to the effective date of the corporate transaction, in exchange for cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

● arrange for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (b) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action for each stock award.

For purposes of the 2017 Plan, a corporate transaction will be deemed to occur in the event of the consummation of (i) a sale of all or substantially all of our consolidated assets, (ii) a sale of at least 50% of our outstanding securities, (iii) a merger or consolidation in which we are not the surviving corporation, or (iv) a merger or consolidation in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a qualifying termination of continuous service that occurs in connection with a change in control, as provided in the stock award agreement or in any other written agreement between us and the participant, but in the absence of such provision, no acceleration shall occur.

Plan Amendments; Term

Our Board will continue to have the authority to amend or terminate the 2017 Plan. However, no amendment, or termination of the plan may adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2017 Plan as required by applicable law.

The 2017 Plan was adopted by the Board in 2017, subject to approval by our stockholders. Awards under the 2017 Plan may not be made after April 6, 2027, but awards granted prior to such date may extend beyond that date.

U.S. Federal Income Tax Consequences

The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to participants arising from participation in the 2017 Plan. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change (possibly retroactively). Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, nonstatutory stock options and stock appreciation rights with an exercise price less than the fair market value of shares of common stock on the date of grant, stock appreciation rights payable in cash, restricted stock units, and certain other awards that may be granted pursuant to the 2017 Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder. The 2017 Plan is not qualified under the provisions of

Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code, and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us, that income will be subject to withholding tax. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The 2017 Plan provides for the grant of stock options that qualify as “incentive stock options”, as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO, subject to alternative minimum tax obligations upon exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s tax basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2017 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2017 Plan.

Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s tax basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Reasonable Compensation

In order for the amounts described above to be deductible by us, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments

Our ability to obtain a deduction for future payments under the 2017 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Section 162 Limitations

Our ability to obtain a deduction for amounts paid under the 2017 Plan could be limited by Section 162(m) of the Code. Section 162(m) limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m)) in excess of $1,000,000.

Interest of Certain Persons in the 2017 Plan Amendment

Stockholders should understand that our directors, consultants, executive officers and other employees may be considered as having an interest in the approval of the 2017 Plan Amendment because they may, in the future, receive awards under it. The Board believes that it is important to our growth and long-term success to be able to continue to offer these incentives.

New Plan Benefits

Because awards under the 2017 Plan are made at the discretion of our Board or the applicable committee, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted if 2017 Plan Amendment is approved by our stockholders, as there are no guaranteed or contractually required awards except as listed in the following table. Future grants are subject to approval of our Board or the applicable committee.

Name and Position	Number of Awards
Robert Fried, Chief Executive Officer	—
Brianna Gerber, Chief Financial Officer	—
All Current Executive Officers as a group	—
All Current Non-Employee Directors as a group (1)	140,000
All Current Employees as a group (excluding all current executive officers)	—

(1)Includes the six non-employee director nominees for re-election at the Annual Meeting. As discussed in the section above entitled “2022 Director Compensation”, the number of units reflects the NSO grants to be made pursuant to our non-employee director compensation plan at the Annual Meeting.

The following table shows, for each of the named executive officers and the various groups indicated, the number of stock awards underlying shares of the Company’s common stock that have been granted (even if not currently outstanding) under the 2017 Plan since its approval by the stockholders in 2017 and through March 31, 2023.

Name and Position	Number of Awards Subject to Grant
Robert Fried, Chief Executive Officer	2,807,889
Brianna Gerber, Chief Financial Officer	490,298
All Current Executive Officers as a group	3,298,187
All Current Non-Executive Directors as a Group	831,965
All Current Employees as a Group (including all current non-executive officers)	9,338,077
Nominee for Director
Robert Fried, Chief Executive Officer	2,807,889
Frank Jaksch, Jr., Chairman of the Board	311,965
Steven Rubin, Non-Executive Director	160,000
Wendy Yu, Non-Executive Director	140,000
Gary Ng, Non-Executive Director	60,000
Kristen Patrick , Non-Executive Director	60,000
Ann Cohen, Non-Executive Director	60,000
Hamed Shahbazi, Non-Executive Director	40,000

Set forth under the heading “Equity Compensation Plan Information”, above, is information regarding equity compensation plans approved and not approved by stockholders as of December 31, 2022.

In this Proposal 4, stockholders are requested to approve the 2017 Plan Amendment. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting will be required to approve the adoption of the 2017 Plan Amendment. Abstentions will be counted toward the tabulation of votes cast on Proposal 4 and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

☑	Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the approval of the amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares reserved for issuance by 3.65 million shares to approximately 5.0 million shares.

PROPOSAL 5:
APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF UP TO 5 MILLION SHARES OF PREFERRED STOCK

General

Our Board has approved, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to authorize the issuance of 5,000,000 shares of preferred stock, par value $0.001, and to make a corresponding change to the number of authorized shares of capital stock. The form of the proposed amendment (the “Preferred Stock Amendment”) is set forth below under “Text of the Proposed Amendment.”

We currently have a total of 150,000,000 shares of capital stock authorized under our Certificate of Incorporation, consisting of 150,000,000 shares of common stock and no shares of preferred stock. If this Proposal 5 is approved, we will amend the Certificate of Incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock, and the authorized shares of all classes of our capital stock would be increased from 150,000,000 to 155,000,000 shares.

Background and Purpose of the Proposal

Our Certificate of Incorporation currently does not authorize us to issue preferred stock. Upon filing with the Delaware Secretary of State, the Preferred Stock Amendment will authorize the Company to issue up to 5,000,000 shares of preferred stock. The Board will be authorized to fix the designations, rights, preferences, powers and limitations of each series of the preferred stock.

If this Proposal 5 is approved, the preferred stock we will be authorized to issue will be “blank check” preferred stock. The term “blank check” preferred stock refers to stock which gives the board of directors of a corporation the flexibility to create one or more series of preferred stock, from time to time, and to determine the relative rights, preferences, powers and limitations of each series, including, without limitation: (i) the number of shares in each series; (ii) whether a series will bear dividends and whether dividends will be cumulative; (iii) the dividend rate and the dates of dividend payments; (iv) liquidation preferences and prices; (v) terms of redemption, including timing, rates and prices; (vi) conversion rights; (vii) any sinking fund requirements; (viii) any restrictions on the issuance of additional shares of any class or series; (ix) any voting rights; and (x) any other relative, participating, optional or other special rights, preferences, powers, qualifications, limitations or restrictions. Any issuances of preferred stock by the Company will need to be approved by the Board. Our Board’s objective in establishing an authorized class of “blank check” preferred stock is to provide us with maximum flexibility with respect to establishing our future capital structure consistent with good corporate governance and with respect to future financing transactions. No specific shares of preferred stock are being designated at this time and we do not currently have any plans to issue shares of preferred stock.

Effects of Preferred Stock Amendment on Current Stockholders

The shares of preferred stock to be authorized pursuant to the Preferred Stock Amendment could be issued, at the discretion of the Board, for any proper corporate purpose, without further action by the stockholders other than as may be required by applicable law. The Company does not currently have any plan or proposal to issue any shares of preferred stock. Existing stockholders do not have preemptive rights with respect to future issuances of preferred stock by the Company and their interest in the Company could be diluted by such issuance with respect to earnings per share, voting, liquidation rights and book and market value.

The Board will have the power to issue the shares of preferred stock in one or more series with such preferences and voting rights as the Board may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of the Company’s shares of common stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board at the time of issuance, the holders of shares of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Company, redemption rights, rights to convert their shares of preferred stock into shares of common stock, and voting rights which would tend to dilute the voting control of the Company by the holders of shares of common stock. Depending on the particular terms of any series of the preferred stock, holders thereof may have significant voting rights and the right to representation on the Company’s Board. In addition, the approval of the holders of shares of preferred stock, voting as a class or as a series, may be required for the taking of certain corporate actions, such as mergers.

Anti-Takeover Effects

The issuance of shares of preferred stock may have the effect of discouraging or thwarting persons seeking to take control of the Company through a tender offer, proxy fight or otherwise or seeking to bring about removal of incumbent management or a corporate transaction such as a merger. For example, the issuance of shares of preferred stock in a public or private sale, merger or in a similar transaction may, depending on the terms of the series of preferred stock dilute the interest of a party seeking to take over the Company. Further, the authorized preferred stock could be used by the Board for adoption of a stockholder rights plan or “poison pill.”

The Preferred Stock Amendment was not proposed in response to, or for the purpose of deterring, any current effort by a hostile bidder to obtain control of the Company or as an anti-takeover measure. It should be noted that any action taken by the Company to discourage an attempt to acquire control of the Company might result in stockholders not being able to participate in any possible premiums which might be obtained in the absence of anti-takeover provisions. Any transaction which may be so discouraged or avoided could be a transaction that the Company’s stockholders might consider to be in their best interests. However, the Board has a fiduciary duty to act in the best interests of the Company’s stockholders at all times.

Timing of Proposed Amendment

If this Proposal 5 is approved by the stockholders, as soon as practicable after the Annual Meeting, we will file the Preferred Stock Amendment with the office of the Secretary of State of Delaware to implement the authorization of the issuance of preferred stock and the corresponding change to the number of authorized shares of capital stock of the Company. Upon approval and following such filing with the Secretary of State of Delaware, the Preferred Stock Amendment will become effective on the date it is filed.

Required Vote

The approval of the proposal to authorize the issuance of shares of preferred stock will require the affirmative vote of the holders of a majority of the shares of the Company’s outstanding common stock. Because the vote is based on the total number of shares outstanding rather than the votes cast at the Annual Meeting, your failure to vote on this Proposal 5, abstentions and “broker non-votes” will have the same effect as a vote against the proposal.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Text of the Proposed Amendment

If the Company’s stockholders approve Proposal 5 at the Annual Meeting, the first paragraph of Article IV of the Company’s Certificate of Incorporation will be replaced with the following:

The total number of shares of stock which the Corporation shall have authority to issue is 155 million (155,000,000) shares, of which 150 million (150,000,000) shares shall be Common Stock with a par value of $0.001 per share, and 5 million (5,000,000) shares shall be Preferred Stock with a par value of $0.001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

☑	Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the approval of the amendment to the Company’s certificate of incorporation to authorize the issuance of up to 5 million shares of preferred stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
The following is a description of transactions since January 1, 2022 to which the Company has been a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of the Company’s executive officers, directors or holders of more than 5% of its common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under "Executive Compensation."
Sale of Consumer Products
During July 2017, the Company entered into an exclusivity agreement (the "Watson’s Agreement") with A.S. Watson Retail (HK) Limited (“Watson”), whereby the Company agreed to exclusively sell its Tru Niagen® dietary supplement product to Watson in certain territories in Asia. During the year ended December 31, 2022, the Company sold approximately $10.0 million of Tru Niagen® to Watson pursuant to the Watson’s Agreement. As of December 31, 2022, the trade receivables from Watson were approximately $3.1 million.
Li Ka Shing, who beneficially owns more than 10% of the Company's common stock, beneficially owns approximately 30% of an entity that beneficially owns approximately 75% of Watson. In accordance with the Company's Related-Person Transactions Policy, the Audit Committee ratified the terms of the Watson’s Agreement.

Sale of Ingredients to NHSc

On October 10, 2022, the Company entered into an amended and restated supply agreement (the “Supply Agreement”), with Société des Produits Nestlé SA, a société anonyme organized under the laws of Switzerland (NHSc), as successor-in-interest to NESTEC Ltd., which amends and restates the supply agreement, dated December 19, 2018, entered into by the Company and NESTEC Ltd. Pursuant to the Supply Agreement, NHSc and its affiliates will exclusively purchase nicotinamide riboside chloride (NRCL) from the Company and NHSc and its affiliates will have the non-exclusive right to manufacture, market, distribute, and sell products using NRCL for human use in the (i) medical nutritional, (ii) functional food and beverage and (iii) multi-ingredient dietary supplements categories sold under one of the NHSc brands (the “Approved Products”) world-wide, but excluding certain countries and ingredient combinations. The term of the Supply Agreement is five years, unless earlier terminated, and is subject to automatic extensions provided certain minimum purchases by NHSc are met.

As consideration for the rights granted to NHSc under the Supply Agreement, NHSc agreed to an initial purchase commitment of NRCL equal to approximately $2.0 million, of which $1.7 million related to a bill-and-hold arrangement. The Supply Agreement also provides for NHSc to pay a royalty to the Company at tiered percentage rates in the low-single digits based on worldwide annual net sales of the Approved Products, subject to certain deductions. Furthermore, the Supply Agreement provides for NHSc to pay the Company two separate one-time milestone payments in the low seven figures depending on whether NHSc achieves certain net sales targets in any contract year. No royalty or milestone payments were received during the year ended December 31, 2022.

During the year ended December 31, 2022, the Company sold approximately $2.0 million of NRCL to NHSC pursuant to the Supply Agreement and original Nestec Ltd. supply agreement. NHSc is neither a principal shareholder (i.e., >10%), affiliate, nor can they exercise significant influence by contract or board representation over the Company. However, NHSc meets the 5% threshold within SEC Regulation S-K, Item 404(a) subsequent to the Securities Purchase Agreement detailed below under “Financing”.

Financing
On September 30, 2022, the Company entered into a Securities Purchase Agreement with related parties pursuant to which the Company agreed to sell and issue approximately 2.5 million shares at a price of $1.25 per share. The selling price was determined in accordance with Nasdaq rules relating to the “market value” of the Company’s common stock and is equal to the closing price on September 29, 2022 and is above the consolidated closing bid price reported by Nasdaq immediately preceding the time the Company entered into the respective Securities Purchase Agreement. On October 7, 2022, the Company closed the transaction and received proceeds of $2.9 million, net of offering costs.

On October 10, 2022, in connection with the Supply Agreement, the Company entered into a Securities Purchase Agreement with NHSc pursuant to which the Company agreed to sell and issue approximately 3.8 million shares for $5.0 million, or $1.31 per share. The selling price was determined by the volume weighted average price of the Company’s common stock for the ten trading days preceding October 10, 2022. On October 17, 2022, the Company closed the transaction and received proceeds of $4.8 million, net of offering costs. After closing the transaction, NHSc became a holder of more than 5% of the Company’s common stock.
The following table sets forth the number of shares of common stock that were issued to the Company’s executive officers and holders of more than 5% of the Company’s common stock or entities affiliated with them in relation to the Securities Purchase Agreements above:

Name	Shares of Common Stock
Robert Fried, Chief Executive Officer	80,000
Pioneer Step Holdings Limited	960,000
Champion River Ventures Limited	1,440,000
NHSc	3,816,794
In addition, Ms. Yu and Mr. Ng serve as the directors nominated by Pioneer Step Holdings Limited (“Pioneer”) and Champion River Ventures Limited (“Champion”), respectively pursuant to rights granted to Pioneer and Champion under the Securities Purchase Agreement, dated April 26, 2017, by and among the Company and the certain purchasers named therein.
Employment Arrangements
The Company currently maintains written employment agreements with its named executive officers, as described in "Executive Compensation."
Equity Granted to Executive Officers and Directors
The Company has granted equity to its named executive officers and directors, as more fully described in "Executive Compensation."
Indemnification Agreements
The Company has entered, and intends to continue to enter, into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Company’s bylaws. These agreements, among other things, require the Company to indemnify directors and executive officers for certain expenses incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers.
Policies and Procedures for Transactions with Related Persons.
On an ongoing basis, the Audit Committee reviews all “related party transactions” (those transactions that are required to be disclosed by SEC Regulation S-K, Item 404 and under Nasdaq rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee. The Company has adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. In accordance with the Company’s Related-Person Transactions Policy, the Audit Committee approved or ratified the terms of the transactions discussed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our Common Stock as of April 18, 2023 by: each person known to us to beneficially own more than 5% of our Common Stock; each director; each of our named executive officers; and all directors and executive officers as a group.

We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of that date. Amounts reported under “Number of Shares of Common Stock Beneficially Owned” include the number of shares subject stock options that become exercisable or vest within 60 days of April 18, 2023 (which are shown in the column to the right). The percentage of shares beneficially owned is based on 74,851,176 shares of common stock outstanding as of April 18, 2023. Beneficial ownership generally includes voting and dispositive power with respect to securities.  Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

Directors and Named Executive Officers:	Shares Beneficially Owned		Aggregate Percentage Ownership	Shares Subject to Options Exercisable within 60 Days
Steven Rubin	160,000		*	160,000
Wendy Yu	140,000		*	140,000
Gary Ng	33,333		*	33,333
Kristin Patrick	33,333		*	33,333
Ann Cohen	33,333		*	33,333
Hamed Shahbazi	—		*	—
Frank L. Jaksch, Jr.	2,730,197	(1)	3.63%	430,806
Robert Fried	3,680,355	(2)	4.78%	2,107,294
Brianna Gerber	153,233	(3)	*	151,995
Kevin Farr	1,409,046	(4)	1.85%	1,278,232
All directors and current executive officers as a group (10 persons)	8,372,830		10.57%	4,368,326
Five Percent Stockholders (5)
Champion River Ventures	7,940,937	(6)	10.61%
Li Ka Shing (Global) Foundation	3,467,778	(7)	4.63%
Chau Hoi Shuen Solina Holly	7,885,641	(8)	10.54%
Société des Produits Nestlé S.A	3,816,794	(9)	5.10%
* Represents less than 1%.
(1)Includes 2,075,052 shares owned by Black Sheep, FLP beneficially owned by Mr. Jaksch because he has shared voting power and shared dispositive power for such shares. Includes 57,671 shares directly owned by Mr. Jaksch and 166,668 shares of restricted stock which are participating securities that feature voting and dividend rights directly owned by Mr. Jaksch.
(2)Includes 972,314 shares of common stock directly owned by Mr. Fried. Includes 250,000 shares owned by The Benjamin A. Fried 2020 Irrevocable Trust beneficially owned by Mr. Fried because he has shared voting power and shared dispositive power for such shares. Includes 250,000 shares owned by The Jeremy W. Fried 2020 Irrevocable Trust beneficially owned by Mr. Fried because he has shared voting power and shared dispositive power for such shares. Includes 88,001 shares of common stock held by Fried-Travis Revocable Trust U/A dated June 2, 1999, beneficially owned by Mr. Fried because he has shared voting power and shared dispositive power for such shares. Includes 6,745 shares held by Jeremy Fried and 6,001 shares held by Benjamin Fried, who are both sons of Robert Fried.
(3)Includes 1,238 shares of common stock directly owned by Jacob Gerber who is the spouse of Ms. Gerber.
(4)Mr. Farr served as an executive officer until August 2022. Includes 130,814 shares of common stock directly owned by Mr. Farr. Includes 508,583 shares of common stock underlying vested options which upon exercise must be transferred to Kristina Farr pursuant to the terms of a marital settlement agreement. Kristina Farr has the sole discretion as to timing for the exercise of such options pursuant to the terms of a marital settlement agreement.

(5)Addresses for the beneficial owners listed are: Champion River Ventures, 7/F, Cheung Kong Center, 2 Queen's Road Central, Hong Kong; Li Ka Shing (Global) Foundation: PO Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands; Chau Hoi Shuen Solina Holly, 29th floor Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong; and Société des Produits Nestlé S.A, Avenue Nestlé 55, CH-1800, Vevey Switzerland.
(6)Based on beneficial ownership reported on Schedule 13D/A filed with SEC on September 30, 2022, (i) Champion River Ventures Limited (“Champion River”) beneficially owned and had sole voting and dispositive power with respect to 7,940,937 shares (the “Champion Shares”), (ii) Prime Tech Global Limited (“Prime Tech”), by virtue of being the sole shareholder of Champion River, may be deemed to beneficially own and have sole voting and dispositive power with respect to the Champion Shares, (iii) Mayspin Management Limited (“Mayspin”), by virtue of being the sole shareholder of Prime Tech, may be deemed to beneficially own and have sole voting and dispositive power with respect to the Champion Shares, and (iv) Li Ka Shing, by virtue of being the sole shareholder of Mayspin, may be deemed to beneficially own and have sole voting and dispositive power with respect to the Champion Shares. Champion River has exercised its right to designate for appointment one director to our Board of Directors and has designated, and our Board of Directors has appointed, Gary Ng to fill such seat. In addition, based on beneficial ownership reported on Schedule 13D/A filed with SEC on November 21, 2017 Mr. Li is one of the directors of Li Ka Shing (Overseas) Foundation (“LKSOF”), which is deemed to have beneficial ownership of the shares reported in footnote (7) below. Investment decisions by LKSOF are made by the majority vote of a board of directors currently consisting of 14 persons, of which Li Ka Shing (“Mr. Li”) is the Chairman. Investment decisions by Winsave are made by the majority vote of a board of directors currently consisting of five persons. Mr. Li is not a director or officer of Winsave. The registered office address for Champion River and Mayspin is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands and the registered office address for PrimeTech is P.O. Box 901, East Asia Chambers, Road Town, Tortola, British Virgin Islands, and the correspondence address for each of Champion River, PrimeTech, and Mayspin is c/o 7/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.
(7)Based on beneficial ownership reported on Schedule 13G filed with SEC on February 11, 2022, (i) Winsave Resources Limited(“Winsave”) beneficially owned and had sole voting and dispositive power with respect to 3,088,433 shares (the “Winsave Shares”), (ii) Radiant Treasure Limited (“Radiant Treasure”) beneficially owned and had sole voting dispositive power with respect to 379,345 shares (the “Radiant Treasure Shares”), and (iii) Li Ka Shing (Global) Foundation (the “Foundation”), by virtue of being the sole shareholder of Winsave and Radiant Treasure, may be deemed to beneficially own and have sole voting and dispositive power with respect to the Winsave Shares and Radiant Treasure Shares.
(8)Based on beneficial ownership reported on Schedule 13D/A filed with SEC on October 3, 2022, (i) Pioneer Step Holdings Limited (“Pioneer Step”) beneficially owned and had sole voting and dispositive power with respect to 6,917,783 shares (the “Pioneer Shares”), (ii) Dvorak International Limited (“Dvorak International”) beneficially owned and had sole voting dispositive power with respect to 420,000 shares (the “Dvorak Shares”), (iii) Skyinvest Associated Limited (“Skyinvest”) beneficially owned and had sole voting and dispositive power with respect to 547,858 shares (the “Skyinvest Shares”) and (iv) Chau Hoi Shuen Solina Holly (“Solina Chau”), by virtue of being the sole shareholder of Pioneer Step, Dvorak International and Skyinvest, may be deemed to beneficially own and have sole voting and dispositive power with respect to the Pioneer Shares, Dvorak Shares and Skyinvest Shares. Pioneer Step has exercised its right to designate for appointment one director to our board of directors and has designated, and our Board of Directors has appointed, Wendy Yu to fill such seat. The registered office address for Pioneer Step is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands and its correspondence address is c/o Suites PT. 2909 & 2910, Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong. The business address of Solina Chau is c/o Suites PT. 2909 & 2910, Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong.
(9)Based on beneficial ownership reported on Schedule 13D/A filed with SEC on October 17, 2022, (i) Nestlé S.A. (“Nestlé”) by virtue of being the sole shareholder of Société des Produits Nestlé S.A may be deemed to beneficially own and have sole voting and dispositive power with respect to the Société des Produits Nestlé S.A Shares. The registered office address for Nestlé S.A is Avenue Nestlé 55, CH-1800, Vevey Switzerland.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to ChromaDex Corporation, ATTN: Secretary, 10900 Wilshire Blvd. Suite 600, Los Angeles, CA 90024 or contact the Secretary at 310-388-6706. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER BUSINESS
As of the date of this Proxy Statement, the management of the Company has no knowledge of any business that may be presented for consideration at the Annual Meeting, other than that described above. As to other business, if any, that may properly come before the Annual Meeting, or any adjournment thereof, it is intended that the Proxy hereby solicited will be voted in respect of such business in accordance with the judgment of the Proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Frank Jaksch, Jr.
Chairman of the Board

April 28, 2023

ChromaDex.

VOTE

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Your vote matters – here's how to vote!

2023 Annual Meeting Proxy Card

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1. Election of Directors:

Nominee	For	Withhold
01 - Frank L. Jaksch, Jr.	☐	☐
02 - Robert Fried	☐	☐
03 - Steven Rubin	☐	☐
04 - Wendy Yu	☐	☐
05 - Gary Ng	☐	☐
06 - Ann Cohen	☐	☐
07 - Hamed Shahbazi	☐	☐
08 - Kristin Patrick	☐	☐

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 01 - Frank L. Jaksch, Jr. 04 - Wendy Yu 07 - Hamed Shahbazi 02 - Robert Fried 05 - Gary Ng 03 - Steven Rubin 06 - Ann Cohen For Withhold 08 - Kristin Patrick For Withhold For Withhold 8 4 B V Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03TBLB + + l The Board of Directors recom end a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.A 2. Ratification of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.B q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2023 Annual Meeting Proxy Card 3. Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the proxy statement For Against Abstain 4. Approval of amendment to the Company's 2017 Equity Incentive Plan to increase the number of shares available for issuance by 3.65 million shares of common stock 5. Approval of amendment to the Company's certificate of incorporation to authorize the issuance of up to 5 million shares of preferred stock 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 M M M M M M M M M MMMMMMMMMMMMMMM 5 7 7 5 0 6 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ Online Go to www.envisionreports.com/CDXC or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CDXC Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 PM, Eastern Time, on June 14, 2023. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CDXC Notice of 2023 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 15, 2023 Robert Fried and Brianna Gerber, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of ChromaDex Corporation to be held on June 15, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees listed in Proposal 1 to the Board of Directors and FOR Proposals 2, 3, 4 and 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) ChromaDex Corporation q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. Non-Voting ItemsC + + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/CDXC 2023 Annual Meeting Admission Ticket 2023 Annual Meeting of ChromaDex Corporation Shareholders June 15, 2023, 3:00 p.m. Pacific Time ChromaDex, Inc. 10900 Wilshire Blvd., Suite 600 Los Angeles, California 90024 Upon arrival, please present your photo identification at the building lobby desk.